EXECUTION COPY

Exhibit 10.1

US$2,500,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 11, 2013
Among

COMPUTER SCIENCES CORPORATION
as Company

THE BANKS NAMED HEREIN
as Lenders

CITIBANK, N.A.
as Administrative Agent

CITICORP INTERNATIONAL LIMITED (CIL HK)
as Tranche B Sub-Agent

CITIBANK INTERNATIONAL PLC, LONDON BRANCH
as Swing Line Sub-Agent

BANK OF AMERICA, N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
J.P. MORGAN SECURITIES LLC
as Syndication Agents

BARCLAYS BANK PLC, ROYAL BANK OF CANADA,
SUMITOMO MITSUI BANKING CORPORATION, THE BANK OF NOVA SCOTIA,
THE ROYAL BANK OF SCOTLAND PLC, WELLS FARGO BANK, N.A.
as Co-Documentation Agents

and

CITIGROUP GLOBAL MARKETS INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
J.P. MORGAN SECURITIES LLC
as Arrangers

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SCHEDULES

Schedule I	Lenders’ Commitments I-1

Schedule II	Pre-Closing Approved Designated Subsidiaries

Schedule 1.01	Litigation and Investigations 1.01-1

Schedule 9.02	Agent’s Addresses 9.02-1
EXHIBITS

Exhibit A	Form of Notice of Borrowing A-1

Exhibit B	Form of Assignment and Assumption B-1

Exhibit C-1	Form of Opinion of M. Louise Turilli, Esq., Counsel for the Company C-1-1

Exhibit C-2	Form of Opinion of Counsel to Designated Subsidiary C-2-1

Exhibit D	Form of Extension Request D-1

Exhibit E	Form of Designation Agreement E-1

Exhibit F	Form of Tax Compliance Certificates F-1

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AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of October 11, 2013
This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 11, 2013, among Computer Sciences Corporation, a Nevada corporation (the “Company”), the financial institutions listed on Schedule I hereof (the “Banks”), and Citibank, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders hereunder.
PRELIMINARY STATEMENT. The Company, the lenders party thereto and Citibank, as administrative agent, are parties to a Credit Agreement dated as of March 18, 2011 (as amended to date, the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 3.01 hereof, the parties hereto agree to amend and restate the Existing Credit Agreement as herein set forth.
In consideration of the premises and the agreements, provisions and covenants herein contained, the Company, the Lenders and the Agent agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS(I)
Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Additional Committed Currency” has the meaning specified in Section 1.04.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means a Tranche A Advance, a Tranche B Advance, an Incremental Advance, a Swing Line Advance or an Other Revolving Credit Advance.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer (as such term is used in Regulation S-K promulgated under the Securities Act of 1933, as amended) of such Person.
“Agent” has the meaning specified in the recital of parties, and (i) in reference to the Swing Line Sub-Facility, includes the Swing Line Sub-Agent as the context may require and (ii) in reference to the Tranche B Facility, includes the Tranche B Sub-Agent as the context may require.

“Agent’s Account” means (a) in the case of Advances denominated in US Dollars, Euro, Sterling or Yen, the account of the Agent maintained by the Agent at Citibank at its office at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in Singapore Dollars or Australian Dollars, the account of the Tranche B Sub-Agent designated in writing from time to time by the Agent to the Company and the Appropriate Lenders for such purpose, (c) in the case of Advances denominated in any other Committed Currency, the account of the Agent designated in writing from time to time by the Agent to the Company and the Appropriate Lenders for such purpose, (d) in the case of Swing Line Advances denominated in Euro or Sterling, the account of the Swing Line Sub-Agent designated in writing from time to time by the Agent to the Company and the Appropriate Lenders for such purpose and (e) in any such case, such other account of the Agent as is designated in writing from time to time to the Company and the Appropriate Lenders for such purpose.
“Agent’s Spot Rate of Exchange” means, in relation to any amount denominated in any currency, and unless expressly provided otherwise, (a) the rate as determined by OANDA Corporation and made available on its website at www.oanda.com/currency/converter/ or (b) if customary in the relevant interbank market, the bid rate that appears on the Reuter’s (Page AFX= or Screen ECB37, as applicable) screen page for cross currency rates, in each case with respect to such currency on the date specified in the definition of “Equivalent”, provided that if such service or screen page ceases to be available, the Agent shall use such other service or page quoting cross currency rates as the Agent determines in its reasonable discretion.
“Agent Parties” has the meaning specified in Section 9.02(g)(ii).
“Agreement” means this Amended and Restated Credit Agreement, as this Amended and Restated Credit Agreement may be amended, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Lending Office” means, with respect to each Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Agent.
“Applicable Margin” means, for any period for which any interest payment is to be made with respect to any Advance, the interest rate per annum derived by dividing (i) the sum of the Daily Margins for each of the days included in such period by (ii) the number of days included in such period.
“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit B hereto.
“Australian Dollars” or “AUD” means the lawful currency of Australia.
“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
“Banks” has the meaning specified in the recital of parties.
“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(a)    the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
(b)    1/2 of one percent per annum above the Federal Funds Rate; and
(c)    the rate equal to the Eurocurrency Rate for US Dollars based on an Interest Period of one month determined for each day that a Base Rate Advance is outstanding (and in respect of any day that is not a Business Day, such rate as in effect on the immediately preceding Business Day) plus 1.00% per annum.
“Base Rate Advance” means an Advance denominated in US Dollars which bears interest as provided in Section 2.07(a).
“Base Rate Default Interest” has the meaning specified in Section 2.07(a).
“Borrower Agent” has the meaning specified in Section 9.08(c).
“Borrowers” means, collectively, the Company and the Designated Subsidiaries from time to time.
“Borrowing” means a borrowing of Advances of the same Type and in the same currency made by each of the Appropriate Lenders pursuant to this Agreement on the same date to the applicable Borrower pursuant to the same Notice of Borrowing.
“Borrowing Minimum” means, in respect of Advances denominated in US Dollars, US$10,000,000, in respect of Advances denominated in Sterling, £10,000,000, in respect of Advances denominated in Yen, ¥100,000,000, in respect of Advances denominated in

Singapore Dollars, SGD 10,000,000, in respect of Advances denominated in Australian Dollars, AUD 10,000,000, and, in respect of Advances denominated in Euros, €10,000,000.
“Borrowing Multiple” means, in respect of Advances denominated in US Dollars, US$1,000,000, in respect of Advances denominated in Sterling, £1,000,000, in respect of Advances denominated in Yen, ¥10,000,000, in respect of Advances denominated in Singapore Dollars, SGD 1,000,000, in respect of Advances denominated in Australian Dollars, AUD 1,000,000, and, in respect of Advances denominated in Euros, €1,000,000.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and (a) if the applicable Business Day relates to any Eurocurrency Rate Advances (other than Eurocurrency Rate Advances denominated in Singapore Dollars or Australian Dollars), on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euro, a day that is also a TARGET Day), (b) if the applicable Business Day relates to any Eurocurrency Rate Advances denominated in Singapore Dollars, on which dealings are carried on in the Singapore interbank market and banks are open for business in Hong Kong and in Singapore and (c) if the applicable Business Day relates to any Eurocurrency Rate Advances denominated in Australian Dollars, on which banks are open for business in Hong Kong and in Australia.
“Capital Lease” means, with respect to any Person, any lease of any property by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.
“Citibank” has the meaning specified in the recital of parties.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means a Tranche A Commitment, a Tranche B Commitment, a Swing Line Commitment or an Incremental Commitment.
“Commitment Termination Date” means, with respect to any Lender, January 15, 2019, or such later date as may be extended from time to time pursuant to Section 2.16 (or if any such date is not a Business Day, the next preceding Business Day) with the consent of such Lender.
“Committed Currencies” means (a) with respect to the Tranche A Facility, Euro and Sterling, (b) with respect to the Tranche B Facility, Euro, Sterling, Yen, Singapore Dollars and Australian Dollars, (c) with respect to each Incremental Facility, such currency or currencies as shall be designated in the applicable Incremental Assumption Agreement and (d) in the case of each Facility, each Additional Committed Currency that is approved with respect to such Facility in accordance with Section 1.04.
“Communications” has the meaning specified in Section 9.02(g)(ii).

“Consenting Lender” has the meaning specified in Section 2.16.
“Consolidated EBITDA” means, for any period, the sum of (a) net income, plus (b) to the extent deducted in determining net income for such period, the sum of (i) provisions for income taxes, plus (ii) consolidated interest expense and preferred dividends, plus (iii) depreciation and amortization (including, but not limited to, deferred financing costs, organization costs, goodwill, comprehensive income and non-compete amortization), plus (iv) extraordinary, unusual and non-recurring losses and charges, plus (v) other non-cash charges, plus (vi) fees, costs and expenses (including amounts in respect of settlements or judgments) related to, and any reserves established in respect of, the litigation and investigations identified on Schedule 1.01 hereof plus (vii) debt extinguishment charges and expenses, plus (viii) foreign currency translation losses, plus (ix) losses on investments, plus (x) mark-to-market and foreign currency conversion losses on hedging transactions and intercompany accounts, plus (xi) non-compete expenses, plus (xii) losses on sales of fixed assets not in the ordinary course of business, after giving effect to any related charges for, reduction of or provisions for taxes thereon, plus (xiii) minority interests, plus (xiv) charges and expenses arising from any changes in accounting with respect to pensions, plus (xv) charges and expense arising from any revaluation, lump-sum settlement, annuitization of pension assets and liabilities or contractual termination benefits, plus (xvi) fees, costs and expenses incurred in connection with any proposed or consummated acquisition permitted hereunder, minus (c) to the extent included in the calculation of net income for such period, the sum of (i) extraordinary, unusual or non-recurring gains, plus (ii) debt extinguishment gains, plus (iii) foreign currency translation gains, plus (iv) gains on investments, plus (v) mark-to-market and foreign currency conversion gains on hedging transactions and intercompany accounts, plus (vi) gains on sales of fixed assets not in the ordinary course of business, after giving effect to any related charges for, reduction of or provisions for, taxes thereon, plus (vii) other income (including other income attributable to minority interests). For the purpose of calculating Consolidated EBITDA for any Person for any period, if during such period such Person or any Subsidiary of such Person shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period. “Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including non-cash consideration) with a fair market value, as of the date of the closing thereof, in excess of US$100,000,000; provided that the Company may, in its sole discretion, treat an acquisition or series of related acquisitions that involve consideration of less than US$100,000,000 as a Material Acquisition. “Material Disposition” means any disposition of property or series of related dispositions of property that involves consideration (including non-cash consideration) with a fair market value, as of the date of the closing thereof, in excess of US$100,000,000; provided that the Company may, in its sole discretion, treat a disposition or series of related dispositions that involves consideration of less than US$100,000,000 as a Material Disposition.
“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Debt of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in Section 2.04 payable to the Agent and the Lenders that are considered interest expense in accordance with GAAP, but excluding, however (a) any such amounts referred to in Section 2.04(b) payable on or before the Effective Date and (b) net interest and charges in connection with cash pooling and multi-currency notional pooling programs).
“Consolidated Total Debt” means, as of any date of determination, all Debt (excluding Equity-linked Debt and “advances” and “overdrafts” in respect of cash pooling and multi-currency notional pooling programs) of the Company and its Subsidiaries on a consolidated basis.
“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.09.
“Current Anniversary Date” has the meaning specified in Section 2.16.
“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:
(a)    Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(b)    Liens of landlords arising by statute or lease contracts entered into in the ordinary course, inchoate, statutory or construction liens, and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(c)    liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, taxes, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with surety, appeal, customs or performance bonds or other similar instruments;
(d)    encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property and not materially interfering with the ordinary conduct of the business conducted at such real property;
(e)    encumbrances arising under leases or subleases of real property that do not, individually or in the aggregate, materially detract from the value of such real property or materially interfere with the ordinary conduct of the business conducted at such real property;
(f)    encumbrances arising under licenses or sublicenses of intellectual property granted in the ordinary course of such Person’s business; and
(g)    financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business.
“Daily Margin” means, for any date of determination, the interest rate per annum set forth in the table below that corresponds to (i) the Level applicable to the Company in respect of its Rating as set forth below for such date of determination and (ii) the Type of Advance:

	Daily Margin for Eurocurrency Rate Advances	Daily Margin for Base Rate Advances
Level 1	0.680%	0.000%
Level 2	0.795%	0.000%
Level 3	0.900%	0.000%
Level 4	1.000%	0.000%
Level 5	1.100%	0.100%
Level 6	1.300%	0.300%

“Debt” means, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and (c) obligations of such Person as lessee under Capital Leases; provided that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of the Company or its Affiliates and owned by the Company so long as (i) recourse for such borrowings is limited to such policies and the proceeds thereof and (ii) any value assigned to such policies on the consolidated financial statements of the Company and its Subsidiaries is net of the amount of such borrowings.
“Defaulting Lender” means at any time, subject to Section 2.18(b), (i) any Lender that has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance, or fails to fund participations in Swing Line Advances within three Business Days of the date required to be funded, unless, in the case of any

Advance, such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent, any Swing Line Bank or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Agent, any Swing Line Bank or the Company, failed to confirm in writing to the Agent, each Swing Line Bank and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s, each Swing Line Bank’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a governmental authority or instrumentality thereof. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon notification of such determination by the Agent to the Company, each Swing Line Bank and the Lenders.
“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.08.
“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit E hereto signed by such Designated Subsidiary and the Company.
“Determination Date” has the meaning specified in Section 2.16.
“Effective Date” means October 11, 2013, so long as the conditions precedent set forth in Section 3.01 have been satisfied.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any , as may be required under Section 9.07(b)(iii).

“Eligible Lenders” has the meaning specified in Section 2.16.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Company, its Subsidiaries or any of its ERISA Affiliates.
“Environmental Law” means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local governmental authority within the United States or any State or territory thereof and which relate to the pollution or protection of the environment or the release of any hazardous materials into the environment.
“Equity-linked Debt” means Debt that is required to be converted at, or prior to, maturity into equity securities of the Company.
“Equivalent” of a currency for another currency means the Agent’s Spot Rate of Exchange of such currency at approximately 11:00 a.m. (London time) on the date as of which the foreign exchange computation is made.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder. Any former ERISA Affiliate of the Company or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or its Subsidiaries and with respect to liabilities arising after such period for which the Company or its Subsidiaries could be liable under the Code or ERISA.
“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by the Company or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Company or any ERISA Affiliate to make a payment to a Pension Plan required under Section 303(k) of ERISA, which Section imposes a lien for failure to make required payments; (f) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of the Company, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; (g) the withdrawal by the Company or any ERISA Affiliate from any Multiemployer Plan or the termination of such Multiemployer Plan resulting in liability pursuant to Title IV of ERISA; or (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).
“EURIBOR Rate” means, for any Interest Period for each Advance denominated in Euro comprising part of the same Borrowing, an interest rate per annum equal to (a) the Euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen at or about 11:00 A.M. (Central European time) two TARGET Days before the first day of such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the EMU as the Agent, after consultation with the Lenders and the Company, shall reasonably select; provided that any comparable or successor rate shall be applied in a manner consistent with market practice or (b) if no quotation for the Euro for the relevant period is displayed and the Agent has not selected an alternative service on which a quotation is displayed, the rate per annum at which deposits in Euro for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Advance being made, Continued or Converted and with a term equivalent to such Interest Period would be offered by Citibank’s London branch (or other branch or Affiliate) to leading banks in the European interbank market at or about 11:00 A.M. (Central European time) two TARGET Days before the first day of such Interest Period.
“Euro” and “€” mean the single currency of the Participating Member States.
“Eurocurrency Default Interest” has the meaning specified in Section 2.07(b).
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, the rate per annum equal to:
(a)    with respect to any Advance denominated in Dollars, Sterling or Yen, the British Bankers Association LIBOR Rate (or the successor thereto if the British Bankers Association is no longer making such a rate available) (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(b)    with respect to any Advance denominated in Euro, the EURIBOR Rate;

(c)    with respect to any Advance denominated in Singapore Dollars, the rate per annum equal to the rate per annum appearing on the SIBOR Page of Reuters (or any successor page) as the Singapore interbank offered rate for deposits in Singapore Dollars at approximately 11:00 A.M. (Singapore time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; and
(d)    with respect to any Advance denominated in Australian Dollars (i) the rate of interest per annum equal to the per annum rate of interest which appears as “BID” on the page designated as “BBSY” on the Reuters Monitor System (or such other comparable page as may, in the opinion of the Agent, replace such BBSY page on such system for the purpose of displaying the bank bill swap rates) with maturities comparable to such Interest Period at approximately 10:30 am (Sydney time) on the first day of such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Agent as the average of the buying rates quoted to Citibank’s Sydney branch at or around 10:30 am (Sydney time) on the first day of such Interest Period for bills of exchange accepted by leading Australian banks which have a tenor equal to such Interest Period;
provided that, with respect to any Interest Period as to which the applicable Eurocurrency Rate is not displayed on the Reuters system, the Eurocurrency Rate for such Interest Period shall be the Interpolated Rate.
“Eurocurrency Rate Advance” means an Advance denominated in US Dollars or any Committed Currency which bears interest as provided in Section 2.07(b).
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act Report” means, collectively, the Annual Reports of the Company on Form 10-K, from time to time, and Quarterly Reports on Form 10-Q, from time to time, and Reports on Form 8-K of the Company filed with or furnished to the SEC from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes or similar Taxes imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Company under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (e) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of March 18, 2011, among the Company, the financial institutions party thereto and Citibank, N.A., as agent for such lenders, as amended, amended and restated or otherwise modified and as in effect immediately prior to the Effective Date.
“Extension Request” has the meaning specified in Section 2.16.
“Facility” means the Tranche A Facility, the Tranche B Facility, the Swing Line Sub-Facility, an Incremental Facility, if any, or a New Local Facility, if any, as applicable.
“Facility Fee Rate” means, for any date of determination, the rate per annum set forth in the table below that corresponds to the Level applicable to the Company in respect of its Rating as set forth below for such date of determination:

Facility Fee Rate
Level 1	0.070%
Level 2	0.080%
Level 3	0.100%
Level 4	0.125%
Level 5	0.150%
Level 6	0.200%

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 2.19.
“Guaranteed Obligations” has the meaning specified in Section 7.01.
“Holding Company” has the meaning specified in Section 6.01(h).
“Increased Amount Date” has the meaning specified in Section 2.20(a).
“Incremental Advances” means Advances made by one or more Incremental Lenders to the Borrowers pursuant to this Agreement. Incremental Advances may be made in the form of additional Tranche A Advances or Tranche B Advances or, to the extent permitted by Section 2.20 and provided for in the relevant Incremental Assumption Agreement, as Other Revolving Credit Advances.
“Incremental Amount” shall mean, at any time, the excess, if any, of (a) the sum of US$500,000,000 plus the aggregate amount of reductions of Commitments prior to such time in accordance with Section 2.05 over (b) the aggregate amount of all Incremental Commitments established prior to such time in accordance with Section 2.20.
“Incremental Assumption Agreement” has the meaning specified in Section 2.20(b).
“Incremental Borrowing” means a borrowing consisting of simultaneous Incremental Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same currency and Interest Period.
“Incremental Commitment” means the commitment of any Incremental Lender, established pursuant to Section 2.20, to make Incremental Advances to the Borrowers.
“Incremental Facility” means, at any time, the aggregate amount of Incremental Commitments of the Incremental Lenders party to the Incremental Assumption Agreement related thereto that relate to Other Revolving Credit Advances.
“Incremental Facility Amendment” has the meaning specified in Section 2.20(a).

“Incremental Lender” shall mean any bank, financial institution or other investor with an Incremental Commitment or an outstanding Incremental Advance.
“Indemnified Person” has the meaning specified in Section 9.04(c).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Insufficiency” means, with respect to any Pension Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance, or on the date of continuation of such Advance as a Eurocurrency Rate Advance upon expiration of successive Interest Periods applicable thereto, or on the date of Conversion of a Base Rate Advance into a Eurocurrency Rate Advance, and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions hereof. The duration of each such Interest Period shall be one, two, three or (except with respect any Eurocurrency Rate Advance denominated in Singapore Dollars) six months, as such Borrower may select in the Notice of Borrowing or the Notice of Conversion/Continuation for such Advance; provided, however, that:
(a)    no Borrower may select any Interest Period with respect to a Borrowing under any Facility which ends after the Commitment Termination Date of any Appropriate Lender in respect of such Facility then in effect;
(b)    Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
(c)    any Interest Period that begins on the last Business Day of any calendar month, or on any day for which there is no corresponding day in the last month of such Interest Period, shall end on the last Business Day of the month at the end of such Interest Period; and
(d)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

“Interpolated Rate” means for any Borrowing, the rate which results from interpolating on a linear basis between:
(a)    the applicable Eurocurrency Rate for the longest period (for which such Eurocurrency Rate is available) which is less than the Interest Period of such Borrowing; and
(b)    the applicable Eurocurrency Rate for the shortest period (for which such Eurocurrency Rate is available) which exceeds the Interest Period of such Borrowing, each as of the date on which the Eurocurrency Rate for the applicable currency of such Borrowing is determined in accordance with the terms of this Agreement.
“IRS” means the United States Internal Revenue Service.
“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
“Lenders” means the Tranche A Lenders, the Tranche B Lenders, each Swing Line Bank, the Incremental Lenders, if any, and the New Local Facility Lenders, if any.
“Level” means Level 1, Level 2, Level 3, Level 4, Level 5 or Level 6, as the case may be.
“Level 1” means that, as of any date of determination, the applicable Rating is equal to or better than A+ (in the case of a Rating from S&P) or A1 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 2” means that, as of any date of determination, the applicable Rating is equal to A (in the case of a Rating from S&P) or A2 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 3” means that, as of any date of determination, the applicable Rating is equal to A- (in the case of a Rating from S&P) or A3 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 4” means that, as of any date of determination, the applicable Rating is equal to BBB+ (in the case of a Rating from S&P) or Baa1 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.

“Level 5” means that, as of any date of determination, the applicable Rating is equal to BBB (in the case of a Rating from S&P) or Baa2 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 6” means that, as of any date of determination, the applicable Rating is equal to or below BBB- (in the case of a Rating from S&P or, Baa3 (in the case of a Rating from Moody’s), as applicable, as of such date of determination, or the only Rating is a private rating and the Company will not authorize the applicable rating agency to make such Rating available to the Agent and the Lenders.
“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any interest of a vendor or lessor under any conditional sale or other title retention agreement and any lease in the nature thereof).
“Loan Document” means this Agreement, any Note, any Designation Agreement, any Incremental Facility Amendment and any Local Facility Amendment.
“Local Facility Amendment” has the meaning specified in Section 2.21(a).
“Majority Facility Lenders” means at any time, with respect to any Facility, Lenders holding greater than 50% of the then aggregate unpaid principal amount of the Advances held by all Lenders under a Facility, or, if no such principal amount is then outstanding, Lenders having greater than 50% of the all of the Commitments under such Facility (provided that, for purposes hereof, neither the Company, nor any of its Affiliates, if a Lender, nor any Defaulting Lender, shall be included in (a) the Lenders holding such amount of the Advances or having such amount of the Commitments or (b) determining the aggregate unpaid principal amount of the Advances or the total Commitments).
“Majority Lenders” means at any time Lenders holding greater than 50% of the then aggregate unpaid principal amount of the Advances held by all Lenders, or, if no such principal amount is then outstanding, Lenders having greater than 50% of the aggregate Commitments (provided that, for purposes hereof, no Defaulting Lender, shall be included in (a) the Lenders holding such amount of the Advances or having such amount of the Commitments or (b) determining the aggregate unpaid principal amount of the Advances or the total Commitments).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate of the Company is making, or is obligated to make, contributions or has within any of the preceding six plan years been obligated to make or accrue contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Company or an ERISA Affiliate and at least one Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“New Local Facility” has the meaning specified in Section 2.21(a).
“New Local Facility Lender” has the meaning specified in Section 2.21(a).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Majority Lenders.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Note” means a promissory note of a Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.14, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender.
“Notice of Borrowing” has the meaning specified in Section 2.02(a)(i).
“Notice of Conversion/Continuation” has the meaning specified in Section 2.09.
“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(a)(ii).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Revolving Credit Advances” has the meaning specified in Section 2.20(a).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).
“Overnight Eurocurrency Rate” means the rate per annum applicable to an overnight period beginning on one Business Day and ending on the next Business Day equal to the highest rate per annum quoted by any of the Swing Line Banks to the Agent and the Borrower requesting a Swing Line Advance as the rate at which it is offering overnight deposits in Euro or Sterling in amounts comparable to the Swing Line Advances denominated in Euro or Sterling, as applicable; provided that if a Swing Line Bank is unable to quote such a rate, the rate applicable to such Swing Line Bank shall be the rate displayed on the Reuters LIBOR01 Page or the EURIBOR01 Page, as applicable, for deposits in the relevant currency with a term of one day.
“Overnight Eurocurrency Rate Advance” means a Swing Line Advance denominated in Euro or Sterling which bears interest as provided in Section 2.07(c).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” has the meaning specified in Section 9.07(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PBGC” means the U.S. Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006, as amended.
“Pension Plan” means a Single Employer Plan or a Multiple Employer Plan or both.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Platform” has the meaning specified in Section 9.02(g)(i).
“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.
“Pre-Closing Approved Designated Subsidiary” means each Subsidiary of the Company listed on Schedule II hereto.
“Protesting Lender” has the meaning specified in Section 9.08(a)
“Ratable Share” of any amount means, with respect to any Lender under any Facility at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment under such Facility at such time (or, if such Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s applicable Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments under such Facility at such time (or, if such Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all such Commitments as in effect immediately prior to such termination).
“Rating” means as of any date, the public rating that has been most recently announced by any of S&P or Moody’s, as the case may be, with respect to the senior, unsecured, non-credit enhanced, long-term debt securities of the Company, or if any such rating agency shall have issued more than one such public rating, the lowest such public rating issued by such rating agency. For purposes of determining the Daily Margin and the Facility Fee Rate, (a) if any change in the Rating established by S&P or Moody’s shall result in a change in the Level, the change in the Daily Margin and the Facility Fee Rate shall be effective as of the date on which such rating change is publicly announced by S&P or Moody’s, as the case may be, (b) if Ratings are available from only one of S&P or Moody’s, then the applicable Level shall be set by reference to this one Rating, (c) if Ratings are available from each of S&P and Moody’s and such Ratings fall within two different Levels, then the higher of such Ratings shall apply, unless there is a split in such Ratings of more than one Level, in which case the Level that is one Level higher than the Level of the lower Rating shall apply, (d) if Ratings are unavailable from S&P and Moody’s for any reason other than such agencies cease providing public debt ratings generally for any day, then the applicable Level for such day shall be deemed to be Level 6; and (e) if either of S&P or Moody’s change the basis on which their ratings are established and or described, each reference in this Agreement to a Rating announced by S&P or Moody’s, as the case may be, shall be deemed to refer to the then equivalent rating established by S&P or Moody’s.
“Recipient” means (a) the Agent, (b) any Lender and (c) any SPC, as applicable.
“Register” has the meaning specified in Section 9.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Replaced Advances” has the meaning specified in Section 9.01.
“Replacement Advances” has the meaning specified in Section 9.01.
“S&P” means Standard & Poor’s Ratings Group and any successor thereto.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive territorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“SEC” means the Securities and Exchange Commission and any successor agency.
“Significant Subsidiary” means, at any time, any Subsidiary of the Company which accounts for more than 5% of consolidated total assets or 5% of consolidated revenue of the Company determined in accordance with GAAP.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Singapore Dollars” and “SGD” means the lawful currency of Singapore.
“SPC” has the meaning specified in Section 2.19.
“Sterling” and “£”means the lawful currency of the United Kingdom.
“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which at least 50% of the total voting power of shares of stock or other securities entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Swing Line Advance” means an Advance under the Swing Line Facility made in US Dollars as a Base Rate Advance or made in Euro or Sterling as an Overnight Eurocurrency Rate Advance pursuant to Section 2.01(c).
“Swing Line Bank” means, initially, each of Citibank, N.A. or its Affiliate, Bank of America, N.A. or its Affiliate, The Bank of Tokyo-Mitsubishi UFJ, Ltd or its Affiliate and JPMorgan Chase Bank, N.A. or its Affiliate, each in its capacity as provider of Swing Line Advances, and additionally, any other Lender or its Affiliate that agrees to serve as a Swing Line Bank and has provided the Company and the Agent evidence of its Swing Line Commitment, or any successor swing line lender hereunder.
“Swing Line Commitment” means, for each Person serving as a Swing Line Bank on the date hereof, the US Dollar amount set forth opposite such Person’s name on Schedule

I hereto as such Person’s “Swing Line Commitment”, and for any other Swing Line Bank, such amount as shall be notified to the Agent and the Company.
“Swing Line Default Interest” has the meaning specified in Section 2.07(c).
“Swing Line Sub-Agent” means Citibank International Plc, London Branch, or such other branch or Affiliate of Citibank, N.A. as may be appointed by the Agent from time to time by notice to the Company and the Tranche A Lenders.
“Swing Line Sub-Facility” means an amount equal to the lesser of (a) US$800,000,000 and (b) the Tranche A Facility. The Swing Line Sub-Facility is part of, and not in addition to, the Tranche A Facility.
“TARGET Day” means any day on which TARGET2 is open for business.
“TARGET2” means the Trans-European Automated Real Time Gross Settlement Express transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or other like charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means (a) with respect to any Tranche A Lender, Tranche B Lender or Swing Line Bank, the earlier of (i) the Commitment Termination Date of such Lender and (ii) the date of termination in whole of the Commitments of all Lenders pursuant to Section 2.05 or 6.01 and (b) with respect to each Incremental Facility, if any, the date specified as such in the respective Incremental Assumption Agreement.
“Tranche A Advance” means an Advance by a Tranche A Lender to any Borrower as part of a Borrowing under the Tranche A Facility and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Tranche A Advance).
“Tranche A Commitment” means as to any Tranche A Lender (a) the US Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Tranche A Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Incremental Assumption Agreement, the US Dollar amount set forth in such Incremental Assumption Agreement or (c) if such Lender has entered into an Assignment and Assumption, the US Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.20.
“Tranche A Facility” means, at any time, the aggregate amount of the Tranche A Lenders’ Tranche A Commitments at such time.

“Tranche A Lenders” means the Banks listed on Schedule I as having a Tranche A Commitment and any other Person that shall have become party hereto with a Tranche A Commitment pursuant to an Incremental Assumption Agreement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Tranche B Advance” means an Advance by a Tranche B Lender to any Borrower as part of a Borrowing under the Tranche B Facility.
“Tranche B Commitment” means as to any Tranche B Lender (a) the US Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Tranche B Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Incremental Assumption Agreement, the US Dollar amount set forth in such Incremental Assumption Agreement or (c) if such Lender has entered into an Assignment and Assumption, the US Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.20.
“Tranche B Facility” means, at any time, the aggregate amount of the Tranche B Lenders’ Tranche B Commitments at such time.
“Tranche B Lenders” means the Banks listed on Schedule I as having a Tranche B Commitment and any other Person that shall have become party hereto with a Tranche B Commitment pursuant to an Incremental Assumption Agreement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Tranche B Sub-Agent” means Citicorp International Limited (CIL HK).
“Unused Tranche A Commitment” means, with respect to each Tranche A Lender on any date, (a) such Lender’s Tranche A Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Tranche A Advances (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in US Dollars determined on the date of delivery of the applicable Notice of Borrowing or Notice of Swing Line Borrowing) made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate principal amount of all Swing Line Advances then outstanding (based in respect of any Advances to be denominated in Sterling or Euro by reference to the Equivalent thereof in US Dollars determined on the date of delivery of the applicable Notice of Borrowing or Notice of Swing Line Borrowing).
“US Dollars” and “US$” each means lawful currency of the United States of America.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(f).

“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Borrower and the Agent.
“Yen” and “¥”means the lawful currency of Japan.
Section 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Section 1.03    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e). All computations determining compliance with financial covenants or terms, including definitions used therein, shall be prepared in accordance with generally accepted accounting principles in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to Section 4.01(e). If at any time the computations for determining compliance with financial covenants or provisions relating thereto utilize generally accepted accounting principles different than those then being utilized in the financial statements being delivered to the Lenders, such financial statements shall be accompanied by a reconciliation statement. If at any time any change in GAAP or the required adoption by the Company of international financial reporting standards would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or the Majority Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the adoption of such international financial reporting standards (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein or the adoption of such international financial reporting standards and (ii) the Company shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the adoption of such international financial reporting standards. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (a) whether a lease constitutes a capital lease or an operating lease shall be determined based on GAAP as in effect on the date hereof, notwithstanding any modification or interpretative change thereto after the date hereof and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary thereof at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.
Section 1.04    Additional Committed Currencies. ( a) The Company may from time to time request that Eurocurrency Rate Advances under a Facility (including with respect to any Incremental Facility) be made in a currency other than those specifically listed in the definition of “Committed Currency;” provided that the Agent has reasonable access to an Agent’s Spot Rate of Exchange with respect to the requested currency (each, and “Additional Committed Currency”). In the case of any such request with respect to the making of Eurocurrency Rate Advances, such request shall be subject to the approval of the Agent and the Appropriate Lenders.
(b)    Any such request shall be made to the Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Borrowing under the applicable Facility (or such other time or date as may be agreed by the Agent in its sole discretion). In the case of any such request pertaining to Eurocurrency Rate Advances, the Agent shall promptly notify each Appropriate Lender thereof. Each Appropriate Lender shall notify the Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Advances in such Additional Committed Currency.
(c)    Any failure by any Appropriate Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Advances to be made in such Additional Committed Currency. If the Agent and all the Appropriate Lenders consent to making Eurocurrency Rate Advances in such requested Additional Committed Currency, the Agent shall so notify the Company and such Additional Committed Currency shall thereupon be deemed for all purposes to be a Committed Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Advances under the requested Facility. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.04, the Agent shall promptly so notify the Company.
Section 1.05    Tranche B Sub-Agent. Each Advance denominated in Singapore Dollars, Australian Dollars or any other Committed Currency so specified by the Agent from time to time shall be administered by the Tranche B Sub-Agent. Accordingly, all Notices of Borrowing, Notices of Conversion/Continuation and notices of prepayments of Advances in such designated currencies shall be provided to the Tranche B Sub-Agent in addition to the Agent on the dates and by the times specified in Article II.
Section 1.06    Swing Line Sub-Agent. Each Swing Line Advance denominated in Euro or Sterling shall be administered by the Swing Line Sub-Agent. Accordingly, all Notices of Swing Line Borrowing in such designated currencies shall be provided to the Swing Line Sub-Agent in addition to the Agent on the dates and by the times specified in Article II.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01    The Advances. (a) Tranche A. Each Tranche A Lender severally agrees, on the terms and conditions hereinafter set forth, to make Tranche A Advances denominated in US Dollars or any Committed Currency to any Borrower (other than any Borrower organized under the laws of Japan) from time to time on any Business Day during the period from the Effective Date until the Termination Date of such Lender in an amount (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in US Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender’s Unused Tranche A Commitment. Each Borrowing under the Tranche A Facility shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Tranche A Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Tranche A Commitments. Within the limits of each Lender’s Tranche A Commitment, any Borrower may borrow under this Section 2.01(a)(i), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a)(i).
(a)    Tranche B. Each Tranche B Lender severally agrees, on the terms and conditions hereinafter set forth, to make Tranche B Advances denominated in US Dollars or any Committed Currency to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount (based in respect of any Tranche B Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in US Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed at any time outstanding such Lender’s Tranche B Commitment. Each Borrowing under the Tranche B Facility shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Tranche B Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Tranche B Commitments. Within the limits of each Lender’s Tranche B Commitment, any Borrower may borrow under this Section 2.01(a)(ii), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(b).
(b)    Swing Line Advances. Each Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances denominated in US Dollars, Sterling or Euro to any Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date applicable to such Swing Line Bank (i) in an aggregate amount (based in respect of any Swing Line Advances to be denominated in Euro or Sterling by reference to the Equivalent thereof in US Dollars determined on the date of delivery of the applicable Notice of Swing Line Borrowing) for each Swing Line Bank not to exceed at any time outstanding such Swing Line Bank’s Swing Line Commitment, (ii) in an aggregate amount (based in respect of any Swing Line Advances to be denominated in Euro or Sterling by reference to the Equivalent thereof in US Dollars determined on the date of delivery of the applicable Notice of Swing Line Borrowing) for all Swing Line Banks not to exceed at any time outstanding the Swing Line Sub-Facility and (iii) in an amount (based in respect of any Swing Line Advances to be denominated in Euro or Sterling by reference to the Equivalent thereof in US Dollars determined on the date of delivery of the applicable Notice of Swing Line Borrowing) for each Borrowing of Swing Line Advances not to exceed the Unused Tranche A Commitments of the Tranche A Lenders on such Business Day. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Borrowing under the Swing Line Sub-Facility shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Swing Line Advances of the same Type and in the same currency made on the same day by the Swing Line Banks ratably according to their respective Swing Line Commitments. Within the limits of the Swing Line Sub-Facility and within the limits referred to in this Section 2.01(c), the Borrowers may borrow under this Section 2.01(c), prepay pursuant to Section 2.06(e) and reborrow under this Section 2.01(c).
Section 2.02    Making the Advances.
(a)    (i) Except as otherwise provided in Section 2.02(a)(ii), each Borrowing shall be made on notice, given not later than (x) 10:00 A.M. (New York City time) on the date of a proposed Borrowing consisting of Base Rate Advances, (y) 12:00 noon (New York City time) on the third Business Day prior to the date of a proposed Borrowing consisting of Eurocurrency Rate Advances denominated in US Dollars, Sterling, Yen or Euro and (z) 10:00 A.M. (Hong Kong time) on the fifth Business Day prior to the date of a proposed Borrowing consisting of Eurocurrency Rate Advances denominated in Singapore Dollars or Australian Dollars, in each case by the applicable Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier or telephone, confirmed immediately in writing by hand delivery or telecopier, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility and currency of such Borrowing, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurocurrency Rate Advances, the initial Interest Period for each such Advance. Any Borrower may, subject to the conditions herein provided, borrow more than one Borrowing on any Business Day. Each Appropriate Lender shall, before 1:00 P.M. (New York City time) in the case of a Borrowing consisting of Base Rate Advances, before 11:00 A.M. (New York City time) in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in US Dollars, Sterling, Yen or Euro or before 10:00 A.M. (Hong Kong time) in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Singapore Dollars or Australian Dollars, in each case on the requested date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its applicable address referred to in Section 9.02, in same day funds, such Lender’s ratable portion of such Borrowing. Upon fulfillment of the applicable conditions set forth in Section 3.02, the Agent will make such funds available to the applicable Borrower in like funds as received by the Agent either by (i) crediting the account of such Borrower on the books of the Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by such Borrower; provided, however, that, if such Borrowing is denominated in US Dollars, Sterling or Euro and requested by a Borrower with an outstanding Swing Line Advance, the Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances made to such Borrower in such currency by the Swing Line Banks or held by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Banks and such other Lenders for repayment of such Swing Line Advances.
(ii)    (A) Each Swing Line Advance shall be made on notice, given not later than (x) in the case of a Swing Line Advance to be denominated in US Dollars, 1:00 P.M. (New York City time) on the date of the proposed Swing Line Advance by the applicable Borrower to the Agent (and the Agent shall give prompt notice thereof to each Swing Line Bank) or (y) in the case of a Swing Line Advance to be denominated in Euro or Sterling, 10:30 A.M. (London time) on the date of the proposed Swing Line Advance by the applicable Borrower to the Agent and the Swing Line Sub-Agent (and the Swing Line Sub-Agent shall give prompt notice thereof to each Swing Line Bank), each of which the Agent shall give prompt notice to the Tranche A Lenders. Each such notice of Swing Line Advances (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed at once in writing, or telecopier, specifying therein the requested (i) date of such Advance, (ii) amount and currency of such Advance and (iii) maturity of such Advance (which maturity shall be no later than the fifth Business Day after the requested date of such Advance). Each Swing Line Advance shall be a Base Rate Advance, if denominated in US Dollars, or an Overnight Eurocurrency Rate Advance, if denominated in Euro or Sterling. Each Swing Line Bank shall, before 3:00 P.M. (New York City time), in the case of Swing Line Advances denominated in US Dollars, and before 1:30 P.M. (London time), in the case of Swing Line Advances denominated in Euro or Sterling, on the date of such Swing Line Advance, make its pro rata share of such Borrowing available to the Agent at the applicable Agent’s Account, in same day funds. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the Agent’s address referred to in Section 9.02.
(B)    Upon written demand by any Swing Line Bank, with a copy of such demand to the Agent, each other Tranche A Lender will purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Ratable Share of such outstanding Swing Line Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Swing Line Bank, by deposit to the applicable Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. Each Borrower hereby agrees to each such sale and assignment. Each Appropriate Lender agrees to purchase its Ratable Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by a Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Each Appropriate Lender acknowledges and agrees that its obligation to purchase its Ratable Share of Swing Line Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default or a Potential Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Upon any such assignment by a Swing Line Bank to any other Appropriate Lender of a portion of a Swing Line Advance, such Swing Line Bank represents and warrants to such other Lender that it is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement or the Borrowers. If and to the extent that any Appropriate Lender shall not have so made the amount of such Swing Line Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such Lender is required to have made such amount available to the Agent until the date such amount is paid to the Agent, at the (A) the Federal Funds Rate in the case of Swing Line Advances denominated in US Dollars or (B) the cost of funds incurred by the Swing Line Banks in respect of such amount in the case of Advances denominated in Sterling or Euro. If such Lender shall pay to the Agent such amount for the account of a Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance held by such Swing Line Bank shall be reduced by such amount on such Business Day.

(b)    Anything in subsection (a) above to the contrary notwithstanding,
(i)    no Borrower may select Eurocurrency Rate Advances for any Borrowing or with respect to the Conversion or continuance of any Borrowing if the aggregate amount of such Borrowing or such Conversion or continuance is less than the Borrowing Minimum;
(ii)    there shall be no more than seven Interest Periods relating to Eurocurrency Rate Advances outstanding under any Facility at any time;
(iii)    if any Appropriate Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation, in each case after the Effective Date, makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in any currency or to fund or maintain Eurocurrency Rate Advances hereunder, the Commitment of such Lender to make Eurocurrency Rate Advances in the affected currency or currencies or, in the case of Eurocurrency Rate Advances in US Dollars to Convert all or any portion of Base Rate Advances shall forthwith be suspended until the Agent shall notify the Company that such Lender has determined that the circumstances causing such suspension no longer exist and the applicable Borrower shall prepay or, if applicable and such Advances are denominated in US Dollars, Convert all Eurocurrency Rate Advances of such Lender to Base Rate Advances, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Advances; to the extent that such affected Eurocurrency Rate Advances become Base Rate Advances, all payments of principal that would have been otherwise applied to such Eurocurrency Rate Advances shall be applied instead to such Lender’s Base Rate Advances; provided that if, at any time after a Lender gives notice under this Section 2.02(b)(iii), such Lender determines that it may lawfully make Eurocurrency Rate Advances, such Lender shall promptly give notice of that determination to the Company and the Agent. The Borrowers’ right to request, and such Lender’s obligation, if any, to make Eurocurrency Rate Advances shall thereupon be restored; and
(iv)    if, with respect to any Facility, the Majority Facility Lenders shall notify the Agent that (A) the Eurocurrency Rate for Eurocurrency Rate Advances comprising such Borrowing will not adequately reflect the cost to such Majority Facility Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Borrowing or (B) deposits in the applicable currency are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Borrowing or (C) reasonable and adequate means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, the right of the Borrowers to select Eurocurrency Rate Advances for such Borrowing or any subsequent Borrowing under such Facility in the affected currency shall be suspended until the Agent shall notify the Company and the Appropriate Lenders that the circumstances causing such suspension no longer exist, and, if such Borrowing is denominated in US Dollars, each Advance comprising such Borrowing shall be made as a Base Rate Advance.
(c)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower providing such notice. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the applicable Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing or by reason of the termination of hedging or other similar arrangements, in each case when such Advance is not made on such date, including without limitation, as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III. The Lender making demand for such indemnification shall deliver to the applicable Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.
(d)    Unless the Agent shall have received notice from an Appropriate Lender at least one hour prior to the time any Borrowing is due to be funded by the Lenders that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the applicable Borrower severally agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in US Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(e)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Appropriate Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
Section 2.03    [Reserved].
Section 2.04    Fees.
(a)    Facility Fees. The Company agrees to pay to the Agent for the account of each Lender a facility fee on the amount of such Lender’s Commitment(s) (or if no Commitment is in effect, Advances), whether used or unused, from the Effective Date, in the case of each Bank, and, to the extent not paid by the Company to any other Lender in respect of the same Commitment for the same period, from the effective date specified in the Assignment and Assumption pursuant to which a successor to any Bank or other Lender becomes a Lender hereunder, in each case until the Termination Date of such Lender, payable in arrears on the last day of each March, June, September and December during the term of such Lender’s Commitment(s), commencing December 31, 2013, and on the Termination Date of such Lender, in an amount equal to the product of (i) the average daily aggregate amount of such Lender’s Commitment (whether used or unused) in effect during the period for which such payment that is to be made times (ii) the weighted average rate per annum that is the Facility Fee Rate with respect to each day during such period, provided that no Defaulting Lender shall be entitled to receive any facility fee in respect of its unused Commitment for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Agents’ Fees. The Company agrees to pay to the Agent the fees payable pursuant to the fee letter dated September 20, 2013 between the Company and Citigroup Global Markets, Inc., in the amounts and at the times specified in such letter.
Section 2.05    Optional Reduction of the Commitments.
The Company shall have the right, upon at least three Business Days’ notice to the Agent by the Company, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders under any Facility, provided that the aggregate amount of the Commitments of the Lenders under any Facility shall not be reduced to an amount which is less than the aggregate principal amount of the Advances then outstanding under such Facility, and provided, further, that each partial reduction shall be in the aggregate amount of US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof. A notice of reduction or termination of the Commitments delivered by the Company pursuant to this Section 2.05 may state that such notice is conditioned on the effectiveness of other credit facilities or the availability of a source of funds for the prepayment in full of the obligations under this Agreement, in which case, such notice may be revoked or extended by the Company (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.
Section 2.06    Repayment and Prepayment of Advances.
(a)    Mandatory Repayment on Termination Date. Each Borrower shall repay the outstanding principal amount of each Lender’s Advances made to it by each Lender on the Termination Date applicable to such Lender.
(b)    Mandatory Prepayment Due to Reductions of Commitments. The Borrowers shall from time to time prepay the Advances under any Facility to the extent necessary so that the sum of the aggregate principal amount of the Advances under such Facility then outstanding does not exceed the aggregate amount of the Commitments of all of the Appropriate Lenders under such Facility then in effect.
(c)    Voluntary Prepayments of Borrowings. The Borrowers shall not have any right to prepay any principal amount of any Advances other than as provided in this subsection (c). Any Borrower may, on any Business Day, upon notice to the Agent not later than 12:00 noon (New York City time) on such Business Day, in the case of Base Rate Advances, at least two Business Days’ notice to the Agent, in the case of Eurocurrency Rate Advances denominated in US Dollars, Sterling, Yen or Euro and at least five Business Days’ notice to the Agent, in the case of Eurocurrency Rate Advances denominated in Singapore Dollars or Australian Dollars, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the applicable Borrower shall prepay such stated amount; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess thereof and (ii) in the case of any such prepayment of any Eurocurrency Rate Advance, such Borrower shall pay all accrued interest to the date of such prepayment on the portion of such Eurocurrency Rate Advance being prepaid and shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b). Each notice or prepayment will specify the date and amount of such prepayment and the Advances to be prepaid; provided that, and without limiting the applicable Borrower’s obligations under Section 9.04(b), if a notice of prepayment is given in connection with a conditional notice of reduction or termination of the Commitments as contemplated by Section 2.05, then such notice of prepayment may be revoked or extended if such notice of reduction or termination is revoked in accordance with Section 2.05.
(d)    Mandatory Prepayment Due to Currency Fluctuations. (i) If, on any date, the Agent notifies the Company that, on any interest payment date with respect to any Facility, the sum of (A) the aggregate principal amount of all Advances under such Facility denominated in US Dollars plus (B) the Equivalent in US Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances under such Facility denominated in Committed Currencies then outstanding exceeds 103% of the aggregate Commitments of the Lenders under such Facility on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders under such Facility on such date. The Agent shall give prompt notice of any prepayment required under this Section 2.06(d) to the Company and the Appropriate Lenders, and shall provide prompt notice to the Company of any such notice of required prepayment received by it from any Lender. In the case of any such prepayment of any Eurocurrency Rate Advance, such Borrower shall pay all accrued interest to the date of such prepayment on the portion of such Eurocurrency Rate Advance being prepaid and shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b).
(e)    Repayment of Swing Line Advances. Each Borrower shall repay to the Agent for the ratable account of each Swing Line Bank and each other Lender which holds a Swing Line Advance the outstanding principal amount of each Swing Line Advance held by it on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than five Business Days after the requested date of such Borrowing) and the Termination Date applicable to such Swing Line Bank or such Lender.
Section 2.07    Interest on Advances. Each Borrower shall pay interest accrued on the principal amount of each Advance made to it outstanding from time to time from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a)    Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin, payable in arrears on the last day of each March, June, September and December during the term of this Agreement, commencing December 31, 2013, and on the Termination Date of the applicable Lender; provided that the Agent may, upon the request of the Majority Lenders, require that such Borrower pay interest (“Base Rate Default Interest”) on any amount of principal, interest, fees and other amounts payable under this Agreement (including, without limitation, the principal amount of Base Rate Advances, but excluding the principal amount of Eurocurrency Rate Advances) which is not paid when due (whether at stated maturity, by acceleration or otherwise) from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time plus the Applicable Margin; provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, and upon acceleration of the Advances, Base Rate Default Interest shall accrue and be payable hereunder whether or not previously required by the Majority Lenders.
(b)    Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurocurrency Rate for the applicable currency for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that the Agent may, upon the request of the Majority Lenders, require that such Borrower pay interest (“Eurocurrency Default Interest”) on any principal amount of any Eurocurrency Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to (A) during the Interest Period applicable to such Eurocurrency Rate Advance, 2% per annum above the rate per annum required to be paid on such amount immediately prior to the date on which such amount became due and (B) after the expiration of such Interest Period, 2% per annum above the Base Rate in effect from time to time plus the Applicable Margin; provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, and upon acceleration of the Advances, Eurocurrency Default Interest shall accrue and be payable hereunder whether or not previously required by the Majority Lenders.
(c)    Overnight Eurocurrency Rate Advances. For each Overnight Eurocurrency Rate Advance, a rate per annum equal at all times to the sum of (x) the Overnight Eurocurrency Rate in effect from time to time plus (y) the Applicable Margin applicable to Eurocurrency Rate Advances in effect from time to time, payable in arrears on the date such Overnight Eurocurrency Rate Advance shall be paid in full; provided that the Agent may, upon the request of the Majority Lenders, require that such Borrower pay interest (“Swing Line Default Interest”) on any principal amount of any Swing Line Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the greater of (x) 2% per annum above the Base Rate in effect from time to time plus the Applicable Margin and (y) 2% per annum above the rate per annum required to be paid on such amount immediately prior to the date on which such amount became due; provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, and upon acceleration of the Advances, Swing Line Default Interest shall accrue and be payable hereunder whether or not previously required by the Majority Lenders.
(d)    Reserves on Eurocurrency Rate Advances. Each Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Advance made to such Borrower equal to the actual costs of such reserves allocated to such Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Advance, provided such Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest shall be due and payable 10 days from receipt of such notice.
Section 2.08    Interest Rate Determination. The Agent shall give prompt notice to the Company, the applicable Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a) or 2.07(b).
Section 2.09    Voluntary Conversion or Continuation of Advances.

(a)    Each Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (New York City time) on the third Business Day (or, in the applicable Advances are denominated in Singapore Dollars or Australian Dollars, not later than 10:00 A.M. (Hong Kong time) on the fifth Business Day) prior to the date of the proposed Conversion or continuance (a “Notice of Conversion/Continuation”) and subject to the provisions of Section 2.02(b), (i) Convert Advances denominated in US Dollars of one Type comprising the same Borrowing into Advances denominated in US Dollars of another Type and (ii) upon the expiration of any Interest Period applicable to Advances which are Eurocurrency Rate Advances in any currency made to such Borrower, continue all (or, subject to Section 2.02(b), any portion of) such Advances as Eurocurrency Rate Advances in the same currency and the succeeding Interest Period(s) of such continued Advances shall commence on the last day of the Interest Period of the Advances to be continued; provided, however, that any Conversion of any Eurocurrency Rate Advances denominated in US Dollars into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurocurrency Rate Advances. Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify (A) the date of such continuation or Conversion, (B) the Advances (or, subject to Section 2.02(b), any portion thereof) to be continued or Converted, (C) if such continuation is of, or such Conversion is into, Eurocurrency Rate Advances, the duration of the Interest Period for each such Advance and (D) that no Potential Event of Default or Event of Default has occurred and is continuing. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Advances comprising such Borrowing, and the Advances comprising each such portion shall be considered a separate Borrowing.
(b)    If upon the expiration of the then existing Interest Period applicable to any Advance which is a Eurocurrency Rate Advance denominated in US Dollars made to a Borrower, such Borrower shall not have delivered a Notice of Conversion/Continuation in accordance with this Section 2.09, then such Advance shall upon such expiration automatically be Converted to a Base Rate Advance. If upon the expiration of the then existing Interest Period applicable to any Advance which is a Eurocurrency Rate Advance denominated in any Committed Currency made to a Borrower, such Borrower shall not have delivered a Notice of Conversion/Continuation in accordance with this Section 2.09, then such Advance shall upon such expiration automatically be continued with an Interest Period of one month.
(c)    After the occurrence of and during the continuance of a Potential Event of Default or an Event of Default, no Borrower may elect to have (i) an Advance denominated in US Dollars be made or continued as, or Converted into, a Eurocurrency Rate Advance after the expiration of any Interest Rate then in effect for that Advance or (ii) an Advance denominated in any Committed Currency to be made or continued as a Eurocurrency Rate Advance having an Interest Period of longer than one month.
Section 2.10    Increased Costs.
(a)    If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements in the case of Eurocurrency Rate Advances payable under Section 2.07(d)) in or in the interpretation of any law or regulation, in each case after the Effective Date, or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case issued after the Effective Date, there shall be any increase in the cost (other than with respect to Taxes) to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances made to any Borrower, then such Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A reasonably detailed certificate as to the amount and manner of calculation of such increased cost, submitted to the Company, the applicable Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(b)    If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case issued after the Effective Date, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A reasonably detailed certificate as to such amounts and the manner of calculation thereof submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt and notwithstanding anything in this Section to the contrary, this Section 2.10(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regardless of the date adopted, issued, promulgated or implemented and this Section 2.10(b) shall apply to all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued or implemented.
(c)    If a Lender shall change its Applicable Lending Office, such Lender shall not be entitled to receive any greater payment under Sections 2.10 and 2.12 than the amount such Lender would have been entitled to receive if it had not changed its Applicable Lending Office, unless such change was made at the request of the Company or at a time when the circumstances giving rise to such greater payment did not exist.
Section 2.11    Payments and Computations.
(a)    The Borrowers shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency), not later than 1:00 P.M. (New York City time) on the day when due in US Dollars to the Agent at its address referred to in Section 9.02 in same day funds, without setoff, deduction or counterclaim. The Borrowers shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, not later than 11:00 A.M. (at the applicable Agent’s Account for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds, without setoff, deduction or counterclaim. Subject to the immediately succeeding sentence, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than, to the extent the applicable Termination Date is not the same for all Appropriate Lenders, pursuant to Section 2.06(a)) to the Appropriate Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of principal or interest paid after an Event of Default and an acceleration or a deemed acceleration of amounts due hereunder, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably in accordance with each Lender’s outstanding Advances to the Lenders for the account of their respective Applicable Lending Offices. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    All computations of interest based on the Base Rate determined by reference to Citibank’s base rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of facility fees shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the applicable Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate in the case of Advances denominated in US Dollars or the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.
(e)    To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.11, the Agent shall be entitled to convert or exchange such funds into US Dollars or into a Committed Currency, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.11; provided that each Borrower and each of the Lenders hereby agrees that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies effected pursuant to this Section 2.11(e) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that the Borrowers agree to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.11(e).
Section 2.12    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Borrowers. Each Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, in each case attributable to any payment made by or on account of any obligation of such Borrower, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the

Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.12, such Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of each Borrower contained in this Section 2.12, and the agreements and obligations of all Persons under Section 2.12(g), shall survive the payment in full of principal and interest hereunder.
Section 2.13    Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances under any Facility and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Appropriate Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Appropriate Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Upon the acceleration or deemed acceleration of the Advances, the obligation of the Lenders to purchase participations in Advances and other obligations shall apply to all other Lenders, irrespective of Facility. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrower in the amount of such participation.
Section 2.14    Evidence of Debt.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances under a Facility owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender promissory notes or other evidence of such indebtedness, in form and substance reasonably satisfactory to such Borrower and such Lender, payable to the order of such Lender in a principal amount equal to the Commitment of such Lender under such Facility; provided, however, that the execution and delivery of such promissory note or other evidence of indebtedness shall not be a condition precedent to the making of any Advance under this Agreement.
(b)    The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date, amount, currency and tenor, as applicable, of each Borrowing, the Borrower that received the proceeds of such Borrowing, the Facility of such Borrowing, the Type of Advances comprising such Borrowing, and the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, if any, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.
(c)    The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.
Section 2.15    Use of Proceeds.
(a)    Advances shall be used by the Borrowers for acquisitions and for general corporate purposes.
(b)    No portion of the proceeds of any Advances under this Agreement shall be used by any Borrower or any of its Subsidiaries in any manner which might cause the Advances or the application of such proceeds to violate, or require any Lender to make any filing or take any other action under, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
(c)    The Borrowers will not request any Borrowing, and the Borrowers shall not knowingly use, and shall procure that their respective Subsidiaries and their respective directors, officers, employees and agents shall not knowingly use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 2.16    Extension of the Commitment Termination Date. The Company may, not later than 30 days, and not earlier than 60 days, prior to each applicable anniversary of the Effective Date during the term of this Agreement (as may be extended from time to time pursuant to this Section 2.16) (the “Current Anniversary Date”), and not more than once in any calendar year, from time to time request that the Commitment Termination Date in respect of any Facility for all Eligible Lenders (as defined below) under such Facility be extended for a period of one year by delivering to the Agent a copy of an extension request signed by the Company (an “Extension Request”) in substantially the form of Exhibit D hereto; provided that at the time of such request and as of the date of any such extension of the Commitment Termination Date, (i) the representations and warranties of the Company contained in Article IV are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of such date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date, and (ii) no Event of Default or Potential Event of Default has occurred and is continuing. The Agent shall promptly notify each Appropriate Lender of its receipt of such Extension Request. On or prior to the fifteenth day (the “Determination Date”) prior to the Current Anniversary Date, each Eligible Lender shall notify the Agent and the Company of its willingness or unwillingness to extend its Commitment Termination Date hereunder from the Commitment Termination Date in effect prior to such extension. Any Eligible Lender that shall fail to so notify the Agent and the Company, on or prior to the Determination Date, shall be deemed to have declined to so extend. In the event that, on or prior to the Determination Date, Eligible Lenders representing more than 50% of the aggregate amount of the Commitments of all Eligible Lenders then in effect in respect of the applicable Facility shall consent to such extension, the Agent shall so advise the Appropriate Lenders and the Company and the Commitment Termination Date of each such consenting Eligible Lender (each a “Consenting Lender”) shall be extended to the date indicated in the Extension Request. Thereafter, (i) for each Consenting Lender, the term “Commitment Termination Date” as used herein and in any promissory note executed and delivered by the Company pursuant to Section 2.14 hereof, shall at all times refer to such date indicated in the Extension Request, unless it is later extended pursuant to this Section 2.16, and (ii) for each Lender that is not an Eligible Lender or a Consenting Lender the term “Commitment Termination Date” shall at all times refer to the date which was the Commitment Termination Date of such Lender then in effect prior to the delivery to the Agent of such Extension Request. In the event that, as of the Determination Date, the Consenting Lenders represent 50% or less of the aggregate amount of the Commitments of all Eligible Lenders then in effect under the applicable Facility, the Agent shall so advise the Appropriate Lenders and the Company, and none of the Lenders’ Commitment Termination Dates shall be extended to the date indicated in the Extension Request and each Appropriate Lender’s Commitment Termination Date shall continue to be the date which was the Commitment Termination Date of such Lender immediately prior to the delivery to the Agent of such Extension Request. For purposes of this Section 2.16, the term “Eligible Lenders” means, with respect to any Extension Request related to any Facility, (i) all Appropriate Lenders if no Appropriate Lender’s Commitment Termination Date had been extended pursuant to this Section 2.16 prior to the delivery to the Agent of such Extension Request, and (ii) in all other cases, those Appropriate Lenders which had extended their Commitment Termination Date in the most recent extension of any Commitment Termination Date effected pursuant to this Section 2.16.
Section 2.17    Mitigation Obligations; Replacement of Lenders; Non-Ratable Termination of Commitments.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender gives the Agent any notice under Section 2.02(b)(iii) that it is unlawful for such Lender to make or maintain Eurocurrency Rate Advances, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, or eliminate such unlawfulness, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender gives the Agent any notice under Section 2.02(b)(iii) that it is unlawful for such Lender to make or maintain Eurocurrency Rate Advances, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender, a Non-Consenting Lender or a Protesting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10, Section 2.12 or Section 9.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Company shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    in the case of any such assignment resulting from a notice of unlawfulness under Section 2.02(b)(iii), the assignee will not be subject to such unlawfulness;
(v)    such assignment does not conflict with applicable law;
(vi)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and
(vii)    no Event of Default or Potential Event of Default shall have occurred and be continuing.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
(c)    Non-Ratable Termination of Commitments. If any Lender requests compensation under Section 2.10 and the Majority Lenders are not also doing the same, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and the Borrower is not also required to make such payments to the Majority Lenders, or if any Lender gives the Agent any notice under Section 2.02(b)(iii) that it is unlawful for such Lender to make or maintain Eurocurrency Advances and the Majority Lenders have not also provided such notice, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3(a), or if any Lender is a Defaulting Lender, a Non-Consenting Lender or a Protesting Lender and, in the case of a Protesting Lender, the Majority Lenders are not also Protesting Lenders, then the Company may, upon notice to such Lender and the Agent, terminate the Commitments of such Lender in full (or, in the case of a Protesting Lender, the Commitment of such Lender under each Facility as to which the applicable Designated Subsidiary is requested to have the right to borrow); provided that:
(i)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(b)) from the Borrowers; and
(ii)    no Event of Default or Potential Event of Default shall have occurred and be continuing.
The Commitments of a Lender may not be terminated if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to terminate such Commitment cease to apply.
Section 2.18    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) by any Borrower for the account of a Defaulting Lender under this Agreement will not be required to be paid or distributed to such Defaulting Lender, but will instead be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent under this Agreement; second, to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Advances under this Agreement. If such Lender is still a Defaulting Lender and any amounts remain in such account on the date that the Commitments are terminated and all payment obligations of the Borrowers hereunder are paid in full, then such amounts will be applied by the Agent to the making of payments in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to any Swing Line Bank hereunder; third, to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fourth, to the payment of any amounts owing to the Lenders or the Swing Line Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Swing Line Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; provided that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)    Certain Fees. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.18, performance by any Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.18. The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to any other rights and remedies which any Borrower, the Agent or any Lender may have against such Defaulting Lender.
(iii)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Line Advances shall be reallocated among the non-Defaulting Lenders under the Tranche A Facility in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Tranche A Commitment) but only to the extent that (x) no Event of Default or Potential Event of Default exists at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such condition is satisfied at such time), and (y) such reallocated participation does not, as to any Tranche A Lender, exceed such Lender’s Unused Tranche A Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting

Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(iv)    Repayment of Swing Line Advances. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the applicable Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swing Line Advances in an amount equal to the amount of the participation of the Defaulting Lenders.
(b)    Defaulting Lender Cure. If the Company and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be funded and held on a pro rata basis by the Appropriate Lenders in accordance with their Ratable Share of the applicable Facility or Facilities, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c)    New Swing Line Advances. So long as any Tranche A Lender is a Defaulting Lender, no Swing Line Bank shall be required to fund any Swing Line Advances unless the participations of Defaulting Lenders in such Swing Line Advances have been fully reallocated in accordance with Section 2.18(a)(iii).
Section 2.19    Special Purpose Funding Vehicles.
(a)    Notwithstanding anything to the contrary contained herein, any Lender, (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Advance that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by an SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Advance, the Granting Lender shall be obligated to fund such Advance pursuant to the terms hereof. The funding of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC.

(b)    Each Granting Lender, acting solely for this purpose on the Borrowers’ behalf, shall maintain a register comparable to the Register maintained by the Agent pursuant to Section 9.07(c) for purpose of recording the funding of Advances by SPCs.
(c)    Assignments of and participations in Advances funded by SPCs shall be subject to the provisions of Section 9.07.
(d)    Notwithstanding anything to the contrary in this Agreement, (i) no Borrower shall be required to pay any amount under Sections 2.10, 2.12 or 2.17 that is greater than the amount which such Borrower would have been required to pay had such SPC not provided such Borrower with any part of any Advance of such Granting Lender and (ii) an SPC shall not be entitled to any benefits under Section 2.12 unless such SPC agrees to be subject to the provisions of Sections 2.10(d), 2.12(d), 2.12(f), 2.12(g) and 2.17 as if it were an assignee (as of the date it funds its first Advance hereunder) under Section 9.07.
Section 2.20    Incremental Commitments.
(a)    The Company may, by written notice to the Agent from time to time but not more than twice in any calendar year, request Incremental Commitments in an amount not to exceed the Incremental Amount from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Advances in their sole discretion; provided, that each Incremental Lender (which is not an existing Lender) shall be subject to the approval requirements of Section 9.07. Such notice shall set forth (A) the amount of the Incremental Commitments being requested (which shall be in multiples of US$10,000,000), (B) the date on which such Incremental Commitments are requested to become effective (the “Increased Amount Date”) and (C) whether such Incremental Commitments are to be Tranche A Commitments, Tranche B Commitments or commitments to make revolving advances with currency, borrowers and/or amortization terms different from the existing Facilities (“Other Revolving Credit Advances”). The designation of Commitments to any Other Revolving Credit Advances shall be made pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, the Agent and each applicable Incremental Lender. No Lender shall be obligated to increase its Commitments pursuant to this Section 2.19 unless it so agrees.
(b)    The Company and each Incremental Lender shall execute and deliver to the Agent an agreement in form and substance reasonably satisfactory to the Agent (each, an “Incremental Assumption Agreement”) to evidence the Incremental Commitment of such Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Advances to be made thereunder, and the Incremental Advances thereunder shall be made on terms and conditions agreed to by the Company and the applicable Incremental Lenders, and acceptable to the Agent; provided, that (i) the Other Revolving Facility Advances shall rank pari passu in right of payment with all other Advances, (ii) the final maturity date of any Incremental Facility shall be no earlier than the scheduled Termination Date applicable to the Tranche A Facility and the Tranche B Facility (under clause (a)(i) of the definition of “Termination Date”), (iii) the Incremental Facility shall require no scheduled amortization or mandatory commitment reductions prior to the scheduled Termination Date applicable to the Tranche A Facility and the Tranche B

Facility (under clause (a)(i) of the definition of “Termination Date”), (iv)  in the event that (A) (1) any Incremental Facility is to be included in an existing Facility and (2) the Applicable Margin for such Incremental Facility is greater than the Applicable Margin for the existing Facility in which such Incremental Facility is to be included, then the Applicable Margin for the existing Facility in which such Incremental Facility is to be included shall be increased to the extent necessary so that the Applicable Margin for the Incremental Facility is not greater than the Applicable Margin for such Facility or (B)(1) any Incremental Facility provides for Advances to be denominated in US Dollars, Euro or Sterling and (2) the Applicable Margin for such Incremental Facility with respect to Advances denominated in US Dollars, Euro or Sterling is greater than the Applicable Margin for any existing Facility with respect to Advances denominated in US Dollars, Euro or Sterling, then the Applicable Margin for each existing Facility with respect to Advances denominated in US Dollars, Euro or Sterling shall be increased to the extent necessary so that the Applicable Margin for such Incremental Facility for Advances denominated in US Dollars, Euro or Sterling is not greater than the Applicable Margin for any such existing Facility for Advances denominated in US Dollars, Euro or Sterling; provided further, that in determining the Applicable Margin applicable to an Incremental Facility (x) upfront, arrangement or commitment fees payable to the Lenders providing such Incremental Facility or any arrangers (or their Affiliates) of such loans shall be excluded and (y) if any Eurocurrency Rate “floor” is applicable to such Incremental Facility, then the definition of “Eurocurrency Rate” shall be amended to (aa) include a comparable “floor” applicable to Advances under the existing Facility in which such Incremental Facility is to be included and (bb) include a comparable “floor” applicable to Advances denominated in US Dollars, Euro or Sterling under any other existing Facility. The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.
(c)    Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.20 unless (i) on the date of such effectiveness (unless otherwise agreed among the Incremental Lenders, the Company and the applicable Borrowers, and consented to by the Agent (such consent not to be unreasonably withheld or delayed)) (A) the representations and warranties set forth in Article IV are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of such date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date and the Agent (acting at the direction of the applicable Incremental Lenders) shall have received a certificate to that effect dated such date and executed by the Company and (B) no Event of Default or Potential Event of Default shall have occurred and be continuing or would result from such Incremental Commitment, (ii) the Agent shall have received such legal opinions, board resolutions and other closing certificates and documentation (including opinions of counsel) as the Agent (acting at the direction of the applicable Incremental Lenders) shall reasonably request and (iii) the Incremental Commitment of each Incremental Lender that was not, prior to the applicable Increased Amount Date, a Lender hereunder shall not be less than US$5,000,000.
(d)    Each of the parties hereto hereby agrees that the Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Advances (other than Other

Revolving Credit Advances), when originally made, are included in each Borrowing of outstanding Advances under the Tranche A Facility or the Tranche B Facility, as applicable, on a pro rata basis.
(e)    Notwithstanding the terms of Section 9.01, any Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Company, to implement the provisions of this Section, a copy of which shall be made available to each Lender.
Section 2.21    New Local Facilities.
(a)    The Company may at any time or from time to time after the Effective Date, by notice to the Agent, request the Lenders having Commitments under a Facility to designate a portion of their respective Commitments under such Facility to make advances denominated in one or more Committed Currencies pursuant to a newly established sub-facility or sub-facilities under such Facility or a separate revolving facility (each, a “New Local Facility”); provided that no Lender shall be required to make Advances under the applicable Facility in excess of its Commitment under such Facility. Each New Local Facility shall be in a minimum amount of US$100,000,000. Each notice from the Company pursuant to this Section 2.21 shall set forth the requested amount and proposed terms of the relevant New Local Facility and the Facility or Facilities designated by the Company to be reduced as a result of the establishment of such New Local Facility. Lenders wishing to designate a portion of their Commitments under a designated Facility to a New Local Facility (each, a “New Local Facility Lender”) shall have such portion of their Commitment under such Facility designated to such New Local Facility on a pro rata basis in accordance with the aggregate Commitments of the other New Local Facility Lenders. The designation of Commitments to any New Local Facility shall be made pursuant to an amendment (each, a “Local Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, the Agent and each New Local Facility Lender. No Lender shall be obligated to transfer any portion of its Commitments to a New Local Facility unless it so agrees.
(b)    Notwithstanding the foregoing, no New Local Facility shall become effective under this Section 2.21 unless (i) on the date of such effectiveness (unless otherwise agreed among the New Local Facility Lenders, the Company and the applicable Borrowers, and consented to by the Agent (such consent not to be unreasonably withheld or delayed) (A) the representations and warranties set forth in Article IV are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of such date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date and the Agent (acting at the direction of the applicable New Local Facility Lenders) shall have received a certificate to that effect dated such date and executed by the Company and (B) no Event of Default or Potential Event of Default shall have occurred and be continuing or would result from such New Local Facility; and (ii) the Agent shall have received such legal opinions, board resolutions and other closing certificates and documentation (including opinions of counsel) as the Agent (acting at the direction of the New Local Facility Lenders) shall reasonably request.
(c)    Notwithstanding the terms of Section 9.01, any Local Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Company, to implement the provisions of this Section, a copy of which shall be made available to each Lender.
ARTICLE III
CONDITIONS OF LENDING
Section 3.01    Condition Precedent to Amendment and Restatement. The amendment and restatement of the Existing Credit Agreement on the Effective Date, and the obligation of each Lender to make its initial Advance hereunder on and after the Effective Date, are subject to the condition precedent that the Agent receive on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Agent:
(a)    This Agreement, executed by the Company, the Agent and each Lender listed on Schedule I attached hereto;
(b)    Copies of (i) the resolutions of the Board of Directors of the Company, approving this Agreement, and (ii) of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, in each case certified as of the Effective Date by the Secretary or an Assistant Secretary of the Company;
(c)    A certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by the Company hereunder;
(d)    A certificate of the Secretary or Assistant Secretary of the Company, dated the Effective Date, certifying the correctness and completeness of the copies of Company’s Certificate of Incorporation and Bylaws previously delivered to the Agent, together with a good standing certificate from the state of its incorporation, each to be dated a recent date prior to the Effective Date;
(e)    A favorable opinion of M Louise Turilli, Esq., Vice President, Deputy General Counsel and Assistant Secretary of the Company, dated the Effective Date, substantially in the form of Exhibit C-1 hereto;
(f)    A certificate of an authorized officer of the Company, dated the Effective Date, stating that the representations and warranties of the Company contained in Article IV are correct and that no Event of Default or Potential Event of Default exists on and as of the Effective Date; and

(g)    Evidence satisfactory to the Agent of (i) the absence of any indebtedness of the Company under the Existing Credit Agreement (including borrowings and accrued interest), (ii) the payment of fees, costs and expenses, if any, payable by the Company under the Existing Credit Agreement and (iii) if required by Agent (as such term is defined in the Existing Credit Agreement), consent to the termination of the Existing Credit Agreement and all commitments thereunder on the Effective Date by any party thereto which is not a party hereto.
Section 3.02    Initial Advance to Each Designated Subsidiary. The obligation of any Lender to make an initial Advance to any Designated Subsidiary is subject to the receipt by the Agent on or before the date of such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated on or prior to such date:
(a)    A Designation Agreement duly executed by such Designated Subsidiary and the Company.
(b)    Copies of (i) the resolutions of the Board of Directors of the such Designated Subsidiary (with a certified English translation if the original thereof is not in English), approving this Agreement, and (ii) of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, in each case certified by the Secretary or an Assistant Secretary or an appropriate officer or director of such Designated Subsidiary.
(c)    A certificate of a proper officer or director of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and the other documents to be delivered by it hereunder.
(d)    A certificate signed by a duly authorized officer of such Designated Subsidiary, certifying that such Designated Subsidiary has obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver its Designation Agreement and to perform its obligations hereunder and thereunder.
(e)    Favorable opinions of counsel (which may be in-house counsel) to such Designated Subsidiary substantially in the form of Exhibit C-2 hereto, and as to such other matters as any Lender through the Agent may request.
(g)    Such other approvals, opinions or documents as any Lender, through the Agent may reasonably request.
Section 3.03    Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of any Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that (i) the Agent shall have received a Notice of Borrowing with respect thereto in accordance with Section 2.02 and (ii) on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by any Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Company that on the date of such Borrowing such statements are true):
(a)    The representations and warranties of the Company contained in Article IV (other than the representations set forth in the second sentence of Section 4.01(e) and clause (i) of Section 4.01(f)) are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of the date of such Borrowing, before and immediately after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date and additionally, if such Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;
(b)    No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Potential Event of Default; and
(c)    If such Borrowing shall have been requested by a Designated Subsidiary, such Designated Subsidiary shall not be the subject of proceeding under any Bankruptcy Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Company. The Company represents and warrants as follows:
(a)    Due Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole. Each Significant Subsidiary of the Company is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation. Each such Subsidiary is duly qualified to do business in all other jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.
(b)    Due Authorization, etc. The execution, delivery and performance by the Company of this Agreement are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s certificate of incorporation or bylaws or (ii) law or any material contractual restriction binding on or affecting the Company.
(c)    Governmental Consent. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement except for those which have been obtained prior to the Effective Date and remain in full force and effect.
(d)    Validity. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally, concepts of reasonableness and to the application of general principles of equity.
(e)    Condition of the Company. The consolidated balance sheet of the Company as at March 29, 2013, and the related consolidated statements of income and stockholders’ equity of the Company for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present the consolidated financial condition of the Company as at such date and the consolidated results of the operations of the Company for the fiscal year ended on such date, all in accordance with GAAP consistently applied. There has been no material adverse change in the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, since March 29, 2013.
(f)    Litigation. There is no pending or (to the knowledge of the Company) threatened investigation, action or proceeding against the Company or any of its Subsidiaries before any court, governmental agency or arbitrator which (i) except as disclosed in the Exchange Act Reports filed prior to the Effective Date, would, if adversely determined, reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, or (ii) purports to affect the legality, validity or enforceability of this Agreement.
(g)    Margin Regulations. No proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any manner that violates or would cause a violation of Regulation U or Regulation X.
(h)    Payment of Taxes. Except as disclosed in the Exchange Act Reports prior to the Effective Date, the Company and each of its Significant Subsidiaries have filed or caused to be filed all Tax returns (federal, state, local and foreign) required to be filed and paid all amounts of Taxes shown thereon to be due, including interest and penalties, except (i) for such Taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Company or any such Subsidiary, as the case may be and (ii) to the extent that the failure to file such returns or pay such Taxes would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.

(i)    Governmental Regulation. The Company is not required to register as an investment company under the Investment Company Act of 1940, as amended.
(j)    ERISA. Except as disclosed in the Exchange Act Reports filed prior to the Effective Date:
(i)    no ERISA Event has occurred or is reasonably expected to occur (other than for premiums payable under Title IV of ERISA), that would reasonably be expected to result in a liability to the Company or its ERISA Affiliates of more than US$250,000,000 over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 4.01(e)(i);
(ii)    Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Agent, is complete and, to the best knowledge of the Company, accurate, and since the date of such Schedule B there has been no change in the funding status of any such Pension Plan except any change that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole;
(iii)    as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability to the Company or any of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal for all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed US$250,000,000;
(iv)    the Company and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except for any such failure to perform or comply that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole;
(v)    each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the Employee Benefit Plan is so qualified (or a timely application for such a determination letter is pending), and to the best of the Company’s knowledge, the Employee Benefit Plan has not been operated in any way that would result in the Employee Benefit Plan no longer being so qualified except as would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole; and
(vi)    neither the Company nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent, in reorganization or has been terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Title IV of ERISA, and, to the best knowledge of the Company, no Multiemployer Plan is reasonably expected to be insolvent, in reorganization or to be terminated or to be determined to be in “endangered” or “critical” status within the meaning of Title IV of ERISA, in each case, resulting in a liability to the Company or its ERISA Affiliates of more than US$250,000,000.
(k)    Disclosure. The documents, certificates and written materials furnished to the Agent or any Lender by or on behalf of the Company for use in connection with the transactions contemplated in this Agreement, taken as a whole with other documents, certificates and written materials furnished contemporaneously therewith, do not contain any untrue statement of fact or omit to state a material fact (known to the Company in the case of any documents, certificates or written statements not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances under which the same were made.
(l)    Insurance. The Company and its Subsidiaries (i) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually insured by companies engaged in similar businesses or (ii) maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business, which plans shall include, among other things, adequate reserves for the risks that are self-insured.
(m)    Environmental Matters. (i) The Company and each of its Subsidiaries is in compliance with all Environmental Laws except to the extent any non-compliance would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, and (ii) there has been no “release or threatened release of a hazardous substance” (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials from the Company’s or its Subsidiaries’ property other than as permitted under applicable Environmental Law and other than those which would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole. Other than disposals for which the Company has been indemnified in full, all “hazardous waste” (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. and the regulations thereunder, 40 CFR Part 261 (“RCRA”)) generated at the Company’s or any Subsidiaries’ properties have in the past been and shall continue to be disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Law, except to the extent where the failure to so dispose would not reasonably be expected have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.
(n)    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and to the knowledge of the Company its directors, officers, employees and agents, are in compliance with Anti-Corruption

Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company any of the directors or officers of the Company, (b) to the knowledge of the Company or such Subsidiary, any director or officer of any Subsidiary of the Company or (c) to the knowledge of the Company, any employee or agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
ARTICLE V
COVENANTS
Section 5.01    Affirmative Covenants of the Company. The Company covenants and agrees that the Company will, unless and until all of the Advances shall have been paid in full and all of the Commitments of the Lenders shall have terminated, unless Majority Lenders shall otherwise consent in writing:
(a)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, except to the extent any non-compliance would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, such compliance to include, without limitation, (x) complying with all Environmental Laws and (y) paying before the same become delinquent all Taxes imposed upon it or upon its property except to the extent contested in good faith.
(b)    Reporting Requirements. Furnish to the Agent:
(i)    as soon as available and in any event within 60 days of the end of each of the first three fiscal quarters of each fiscal year of the Company, a copy of the quarterly report (x) for such quarter for the Company, containing a consolidated balance sheet and consolidated statements of income and (x) for the period consisting of the fiscal year then elapsed, for the Company, containing consolidated statements of stockholders’ equity and cash flows;
(ii)    as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated annual audit report for such year for the Company, containing financial statements (including a consolidated balance sheet, consolidated statements of income, retained earnings and cash flows of the Company) for such year, accompanied by an opinion of Deloitte & Touche or other nationally recognized independent public accountants. The opinion shall be unqualified (as to going concern, scope of audit and disagreements over the accounting or other treatment of offsets) and shall state that such consolidated financial statements present fairly the consolidated financial position of the Company as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii)    together with each delivery of the report of the Company pursuant to clause (i) or clause (ii) above, a compliance certificate for the quarter or year, as applicable, executed by an authorized financial officer of the Company (A) stating, in the case of the financial statements delivered under Section 5.01(b)(i) for such quarter, that such financial statements fairly present the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of operations of the Company and its Subsidiaries and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein), subject to the absence of footnotes and changes resulting from audit and normal year-end adjustment, (B) stating that such authorized financial officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such authorized financial officer does not have knowledge of the existence, as at the date of the compliance certificate, of any condition or event that constitutes an Event of Default or a Potential Event of Default or, if any such condition or event exists, specifying the nature thereof and what action the Company has taken, is taking and proposes to take with respect thereto and (C) demonstrating in reasonable detail compliance at the end of such accounting periods with the restrictions contained in Section 5.02(c).
(iv)    promptly, and in any event within five days, after any authorized financial officer of the Company becomes aware of the occurrence of an Event of Default or Potential Event of Default continuing on the date of such statement, a statement of an authorized financial officer of the Company setting forth details of such Event of Default or Potential Event of Default and the action which the Company has taken and proposes to take with respect thereto;
(v)    promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Company or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that the Company or any of its Subsidiaries files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange;
(vi)    promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or government department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any of its Subsidiaries, of the type described in Section 4.01(f);
(vii)    promptly after the occurrence thereof, notice of (A) any event which makes any of the representations contained in Section 4.01(m) inaccurate or (B) the receipt by the Company of any notice, order, directive or other communication from a governmental authority alleging violations of or noncompliance with any Environmental Law which would reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole;

(viii)    promptly after any change in any Rating, a notice of such change, which notice shall specify the new Rating, the date on which such change was publicly announced by S&P or Moody’s, as the case may be, and such other information with respect to such change as any Lender through the Agent may reasonably request; and
(ix)    such other information respecting the business, financial condition or operations of the Company and the Subsidiaries as any Lender through the Agent may from time to time reasonably request.
In lieu of furnishing to the Agent paper copies of the documents required to be delivered pursuant to Sections 5.01(b)(i), (ii), (v), (vi), (viii) and (ix), to the extent such documents are filed with the SEC or, in the case of clause (viii), posted on the Company’s Internet website, the Company shall notify the Agent when such documents are so filed or so posted and may make such documents available to the Agent and Lenders at its Internet website located at http://www.csc.com and through the SEC’s EDGAR system. Notwithstanding the foregoing, the Company shall deliver paper copies of such documents to any Lender that requests the Company to deliver such paper copies.
(c)    Corporate Existence, Etc. The Company will, and will cause each of its Significant Subsidiaries to, at all times maintain its fundamental business and preserve and keep in full force and effect its corporate existence and all material rights, franchises and licenses necessary or desirable in the normal conduct of its business, in each case as applicable, except as permitted under Section 5.02(b) and except if, in the reasonable business judgment of the Company, it is in the business interest of the Company or such Subsidiary not to preserve and maintain such legal existence (except with respect to the Company), rights (charter and statutory), franchises and licenses, and such failure to preserve the same would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.
(d)    Maintenance of Insurance. The Company will and will cause each of its Significant Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually insured by companies engaged in similar businesses. Notwithstanding the foregoing, the Company and such Subsidiaries may maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business, which plans shall include, among other things, adequate reserves for the risks that are self-insured. On request the Company will advise the Agent and the Lenders concerning any such plan or plans for self-insurance.
(e)    Visitation Rights. At any reasonable time and from time to time during normal business hours and with reasonable prior notice, permit the Agent or any of the Lenders or any agents or representatives thereof (at their sole cost and expense), to visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers, employees, or if an Event of Default is continuing, with their independent certified public accountants.

(f)    Keeping of Books. Keep, and will cause each of its Significant Subsidiaries to keep, in all material respects, proper books of record and account in accordance with GAAP.
Section 5.02    Negative Covenants of the Company. The Company covenants and agrees that, unless and until all of the Advances shall have been paid in full and the Commitments of all of the Lenders shall have terminated, unless Majority Lenders shall otherwise consent in writing:
(a)    Liens, Etc. The Company will not create or suffer to exist, or permit any of its Significant Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of such Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, unless the Company’s obligations hereunder shall be secured equally and ratably with, or prior to, any such Debt; provided however that the foregoing restriction shall not apply to the following Liens which are permitted:
(i)    Customary Permitted Liens;
(ii)    Liens in favor of the United States to secure amounts paid to the Company or any of its Subsidiaries as advance or progress payments under government contracts entered into by it so long as such Liens cover only (x) special bank accounts into which only such advance or progress payments are deposited and (y) supplies covered by such government contracts and material and other property acquired for or allocated to the performance of such government contracts;
(iii)    attachment, judgment and other similar Liens arising in connection with legal proceedings, provided that any such judgment does not constitute an Event of Default;
(iv)    Liens on accounts receivable resulting from the sale of such accounts receivable;
(v)    Liens on assets of any Significant Subsidiary of the Company existing at the time such Person becomes a Significant Subsidiary or is merged into or consolidated with the Company or a Significant Subsidiary (other than any such Lien created in contemplation of becoming a Significant Subsidiary);
(vi)    purchase money Liens upon or in any asset acquired or held by the Company or any Significant Subsidiary (including any capital interest in any Person) to secure the purchase price of such asset or to secure Debt incurred solely for the purpose of financing the acquisition of or construction of improvements on or with respect to any such asset (provided that the amount of Debt secured by such Lien does not exceed 100% of the purchase price of such asset and transaction costs relating to such acquisition or the costs of such construction) and Liens existing on such asset at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); and the interest of the lessor thereof in any asset that is subject to a Capital Lease;

(vii)    Liens on deposits securing obligations under cash pooling and multi-currency notional pooling programs;
(viii)    Liens, other than Liens described in clauses (i) through (vii) and in clauses (ix) and (x), to secure Debt not in excess of an aggregate of US$500,000,000 principal amount at any time outstanding;
(ix)    Liens resulting from any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Debt secured by any Lien referred to in clauses (v) and (vi) so long as (x) the aggregate principal amount of any such Debt shall not increase as a result of any such extension, renewal or replacement and (y) Liens resulting from any such extension, renewal or replacement shall cover only such property which secured the Debt that is being extended, renewed or replaced; and
(x)    Liens securing Debt owing to the Company or any of the Subsidiaries.
(b)    Restrictions on Fundamental Changes. The Company will not, and will not permit any of its Significant Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (whether now owned or hereafter acquired), to any Person (other than the Company or any Subsidiary of the Company, so long as the Company, directly or indirectly, owns 80% or more of the voting stock thereof), or enter into any partnership, joint venture, syndicate, pool or other combination, unless (a) no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and (b) in the case of any consolidation or merger involving the Company, either (i) the Company is the surviving entity or (ii) the Person surviving or resulting from such consolidation or merger shall have assumed the obligations of the Company hereunder in an agreement or instrument reasonably satisfactory in form and substance to the Agent and such surviving corporation shall have delivered, for the benefit of the Lenders and the Agent, such other documents as may reasonably be requested, including, without limitation, information in respect of “know your customer” and similar requirements, an incumbency certificate and an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Majority Lenders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof.
(c)    Financial Covenants.
(i)    Minimum Interest Coverage Ratio. The Company will not permit at the end of any quarterly financial reporting period the ratio of Consolidated EBITDA to Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on the last day of such quarterly financial reporting period, taken as a single period, to be less than 3.00 to 1.00.
(ii)    Consolidated Total Debt to Consolidated EBITDA Ratio. The Company will not permit at the end of any quarterly financial reporting period the ratio of Consolidated Total Debt as of the last day of such quarterly financial reporting period to Consolidated

EBITDA for the period of four consecutive fiscal quarters ending on the last day of such quarterly financial reporting period, taken as a single period, to exceed 3.00 to 1.00.
ARTICLE VI
EVENTS OF DEFAULT
Section 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable or any Borrower shall fail to pay any interest on any Advance or any fees or other amounts payable hereunder within five days of the date due; or
(b)    Any representation or warranty made (i) by the Company herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or (ii) by any Designated Subsidiary in the Designation Agreement pursuant to which such Designated Subsidiary became a Borrower hereunder shall prove to have been incorrect in any material respect when made; or
(c)    The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.15, 5.01(c) (with respect to the existence of the Company) or 5.02, or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the earlier to occur of (i) written notice thereof having been given to the Company by the Agent at the request of any Lender or (ii) actual knowledge thereof by the Company of such failure; or
(d)    The Company or any of its Significant Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt or any payment obligations in respect of guarantees of the Company or any such Significant Subsidiary of Debt owed to any Person other than the Company and the Subsidiaries which is outstanding in a principal amount of at least US$250,000,000 in the aggregate (but excluding Debt arising under this Agreement), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or guarantee; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by a required prepayment of insurance proceeds or by a required prepayment as a result of formulas based on asset sales or excess cash flow), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)    The Company or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Significant Subsidiaries shall take any corporate or partnership action to authorize any of the actions set forth above in this subsection (e); or
(f)    Any judgment or order for the payment of money in excess of US$250,000,000 shall be rendered against the Company or any of its Significant Subsidiaries and is not promptly paid by the Company or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and to the extent that (i) the amount of such judgment or order is covered by a valid and binding policy of insurance covering payment thereof, (ii) such insurer shall be rated at least “A-” by A.M. Best Company and the Company deems the claims recovery as “probable” in its financial statements and (iii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
(g)
(i)    There occurs one or more ERISA Events which individually or in the aggregate results in liability to the Company or any of its ERISA Affiliates in excess of US$250,000,000 over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 4.01(e); or
(ii)    The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred an aggregate Withdrawal Liability for all years to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds US$250,000,000; or
(iii)    The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent, in reorganization or is being terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Title IV or ERISA, if as a result of such event the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then insolvent, in reorganization or being terminated or have been determined to be in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the event occurs by an amount exceeding, in each case, resulting in a liability to the Company or its ERISA Affiliates of more than US$250,000,000; or
(h)    Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency: provided that if the Company shall become a wholly owned Subsidiary of a publicly owned Person whose beneficial ownership is, immediately after the Company shall become such a wholly owned subsidiary of such Person, substantially identical to that of the Company immediately prior to such circumstance (a “Holding Company”), such circumstance shall not be an Event of Default under this Section 6.01(h) unless the beneficial ownership of such Holding Company shall be acquired as set forth in this Section 6.01(h); or
(i)    so long as any Subsidiary of the Company is a Designated Subsidiary, any provision of Article VII shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate (other than the obligations of the Lenders to fund their participations in Swing Line Advances), and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are here expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.
ARTICLE VII
GUARANTY

Section 7.01    Unconditional Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and each other Loan Document (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by such Borrower to the Agent or any Lender under or in respect of this Agreement and the other Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.
Section 7.02    Guaranty Absolute. (a) The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and each other Loan Document, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the other Loan Documents, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(i)    any lack of validity or enforceability against any other Borrower of this Agreement, any other Loan Document or any agreement or instrument relating thereto;
(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any other Borrower or any of its Subsidiaries or otherwise;
(iii)    any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(iv)    any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any other Borrower under this Agreement and the other Loan Documents or any other assets of any other Borrower or any of its Subsidiaries;
(v)    any change, restructuring or termination of the corporate structure or existence of any other Borrower or any of its Subsidiaries;
(vi)    any failure of the Agent or any Lender to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower now or hereafter known to the Agent or such Lender (the Company waiving any duty on the part of the Agent and the Lenders to disclose such information);
(vii)    the release or reduction of liability of the Company or other guarantor or surety with respect to the Guaranteed Obligations; or
(viii)    any other circumstance (including, without limitation, to the fullest extent permitted under applicable law, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any other Borrower or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any other Borrower or otherwise, all as though such payment had not been made.
Section 7.03    Waivers and Acknowledgments. (a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any other Borrower or any other Person or any collateral.
(b)    The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(c)    The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any other Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.

(d)    The Company hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.
(e)    The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
Section 7.04    Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any other Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. If (i) the Company shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.
Section 7.05    Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the Advances owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 8.06 or 9.07, as the case may be.
ARTICLE VIII
THE AGENT
Section 8.01    Appointment and Authority. Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and, except as expressly set forth in Section 8.06, no Borrower shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 8.02    Rights as a Lender.
The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03    Exculpatory Provisions.
(a)    The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Potential Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
(b)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Potential Event of Default or Event of Default or the event or events that give or may give rise to any Potential Event of Default or Event of Default unless and until the Company or any Lender shall have given notice to the Agent describing such Potential Event of Default or Event of Default and such event or events.
(c)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Event of Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
Section 8.04    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and such Lender shall not have made available to the Agent such Lender’s ratable portion of the applicable Borrowing. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05    Indemnification. The Lenders agree to indemnify the Agent (to the extent the Company is required to reimburse the Agent pursuant to Section 9.04 and only to the extent not reimbursed by the Company), ratably according to the respective principal amounts of the Advances then held by each of them (or if no Advances are at the time outstanding or if any Advances are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, syndication, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company.
Section 8.06    Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the

Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly and, during such period, the Company shall have no obligation to pay to any Person the fees described in Section 2.04(b), until such time, if any, as the Majority Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
Section 8.07    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub‑agent and the Related Parties of the Agent and each such sub‑agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.
Section 8.08    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.09    Other Agents. Each Lender hereby acknowledges that neither the syndication agents, nor the documentation agents or any other Lender designated as any “Agent” on the cover page hereof (other than the Agent) has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX
MISCELLANEOUS
Section 9.01    Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by (or consented to by) each Lender affected thereby, do any of the following:
(a)    waive any of the conditions specified in Section 3.01;
(b)    increase the Commitments of such Lender;
(c)    reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder;
(d)    postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder;
(e)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder;
(f)    release the Company (or otherwise limit the Company’s liability with respect to the obligations of the Subsidiary Borrowers) from its guaranty set forth in Article VII hereof; or
(g)    amend this Section 9.01 or the definition of “Majority Lenders”;
and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note, (y) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender, affect the rights or duties of the Swing Line Lender under this Agreement and (z) the consent of Lenders having at least a majority (based on the Equivalent in US Dollars at such time) in interest of a Facility shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment or waiver affects other Facilities. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of any Defaulting Lender may not be increased or extended nor amounts owed to such Lender reduced or the final maturity thereof extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, each Incremental Facility Amendment and each Local Facility Amendment may be effected in accordance with Sections 2.20 and 2.21, respectively, without the consent of the Majority Lenders.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agent, the Company and the Lenders providing the relevant Replacement Advances (as defined below) to permit the refinancing, replacement or modification of all or a portion of outstanding Tranche A Advances, all or a portion of outstanding Tranche B Advances or all or a portion of outstanding Incremental Advances (each, “Replaced Advances”) with a replacement facility hereunder (each, “Replacement Advances”), provided that (a) the aggregate principal amount of such Replacement Advances shall not exceed the aggregate principal amount of such Replaced Advances, (b) the Applicable Margin for such Replacement Advances shall not be higher than the Applicable Margin for such Replaced Advances and (c) all other terms applicable to such Replacement Advances shall be substantially identical to, or no less favorable to the Lenders providing such Replacement Advances taken as a whole than, those applicable to such Replaced Advances, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Advances as applicable in effect immediately prior to such refinancing.
Furthermore, and notwithstanding anything else to the contrary contained in this Section 9.01, if the Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of this Agreement or any other Loan Document, then the Agent and the Company shall be permitted to amend such provision, and such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders within five Business Days following receipt of notice thereof.
Furthermore, and notwithstanding anything else to the contrary contained in this Section 9.01, if the Agent, the Swing Line Banks, the Swing Line Sub-Agent and the Company shall have jointly identified an issue of an operational nature in any provision of this Agreement related to the Swing Line Sub-Facility, then the Agent, the Swing Line Banks, the Swing Line Sub-Agent and the Company shall be permitted to amend such provision, and such amendments shall become effective without any further action or consent of any other party hereto if the same is not objected to in writing by the Majority Lenders within five Business Days following receipt of notice thereof.
Section 9.02    Notices, Etc.
(a)    General. Unless otherwise expressly provided in this Agreement, all notices, requests, demands, directions and other communications provided for hereunder shall be in writing (including by facsimile transmission or, to the extent provided in Section 9.02(e), electronic communication). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(1)    if to the Company or the Agent, to the address, facsimile number, electronic mail address or telephone number set forth below, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties:

Company:
Computer Sciences Corporation
3170 Fairview Park Drive
Falls Church, Virginia 22042
Attention: H. C. Charles Diao, Vice President - Finance and Corporate Treasurer
Phone: (703) 641.2042
Fax: (703) 641-3799
Email: cdiao@csc.com

Agent:	As specified on Schedule 9.02 hereto;
(2)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number set forth in its Administrative Questionnaire;
(3)    if to any Swing Line Bank, to it at the address provided in writing to the Agent and the Borrowers; and
(4)    if to any Designated Subsidiary, to the address, facsimile number, electronic mail address or telephonic number set forth in the applicable Designation Agreement, with a copy to the Company.
(b)    Timing. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto during the recipient’s normal business hours (or if delivered after normal business hours shall be deemed to have been delivered on the next Business Day) and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the United States mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail when received; provided, however, that notices and other communications to the Agent pursuant to Article II or VII shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
(c)    Effectiveness of Facsimile Documents and Signatures. This Agreement and, except as otherwise specified herein, any documents delivered pursuant to or in connection with this Agreement may be transmitted and/or signed by facsimile or other electronic delivery. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrowers, the Agent and the Lenders. The Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)    Reliance by the Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Indemnified Person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
(e)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(f)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(g)    Platform.
(i)    Each Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the

Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
Section 9.03    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 9.04    Costs, Expenses and Indemnification.
(a)    The Company agrees to pay promptly on demand all reasonable costs and out-of-pocket expenses (other than Taxes, for which the provisions of Section 2.12 shall apply instead) of Agent (in its capacity as such) in connection with the preparation, execution, delivery, administration, syndication, modification and amendment of this Agreement, and the other documents to be delivered hereunder or thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of a single counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities hereunder. The Company further agrees to pay promptly on demand all costs and expenses of the Agent and of each Lender, if any (including, without limitation, reasonable counsel fees and out-of-pocket expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and out-of-pocket expenses in connection with the enforcement of rights under this Section 9.04(a).
(b)    If any payment of principal of any Eurocurrency Rate Advance extended to any Borrower is made other than on the last day of the interest period for such Advance, as a result of a payment pursuant to Section 2.06 or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, such Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
(c)    The Company agrees to indemnify and hold harmless the Agent (in its capacity as such), each Lender and each director, officer, employee, agent, attorney and affiliate of the Agent and each Lender (each an “Indemnified Person”) in connection with any expenses, losses, claims, damages or liabilities to which the Agent, a Lender or such Indemnified Persons may become subject (other than Taxes, for which the provisions of Section 2.12 shall apply instead), insofar as such expenses, losses, claims, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) arise out of the transactions referred to in this Agreement or arise from any use or intended use of the proceeds of the Advances, or in any way arise out of activities of the Company that violate Environmental Laws, and to reimburse the Agent, each Lender and each Indemnified Person, upon their demand, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability, or action or other proceeding, whether commenced or threatened (whether or not the Agent, such Lender or any such person is a party to any action or proceeding out of which any such expense arises); provided that nothing in this Section 9.04(c) shall obligate the Company to pay the normal expenses of the Agent in the administration of this Agreement in the absence of pending or threatened litigation or other proceedings or the claims or threatened claims of others and then only to the extent arising therefrom. Notwithstanding the foregoing, the Company shall have no obligation hereunder to an Indemnified Person with respect to indemnified liabilities which have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person, as determined by a final and nonappealable judgment by a count of competent jurisdiction, or which have resulted from a claim brought by the Company against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder in which the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of the Company’s equity holders or creditors, an Indemnified Person or any other person or entity, whether or not an Indemnified Person is otherwise a party thereto.
(d)    To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Advance or the use of the proceeds thereof.
Section 9.05    Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (time or demand, provisional or final, or general, but not special (in whatever currency)) at any time held and other indebtedness (in whatever currency) at any time owing by such Lender or any Affiliate thereof to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement that are then due and payable, whether or not such Lender shall have made any demand under this Agreement, and each such Affiliate is hereby irrevocably authorized to permit such setoff and application. Each Lender agrees promptly to notify the applicable Borrower after any such set-

off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
Section 9.06    Binding Effect. This Agreement shall be deemed to have been executed and delivered when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and permitted assigns, except that no Borrower shall, except as permitted in Section 5.02(b) and Section 9.08, have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all Lenders. This Agreement and the fee letter referred to in Section 2.04(b) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous oral agreements and understandings relating to the subject matter hereof. At the time of the effectiveness of this Agreement, this Agreement shall amend and restate the Existing Credit Agreement.
Section 9.07    Assignments and Participations.
(a)    Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.07(b), (ii) by way of participation in accordance with the provisions of Section 9.07(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Advances at the time owing to it); provided that (in each case with respect to any Facility), any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than US$5,000,000, unless the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof;
(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C) the consent of each Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Tranche A Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting

Lender or Potential Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable Ratable Share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Ratable Share of all Advances and participations in Swing Line Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and currency and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).

The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.01(b), (c) or (d) that affects such Participant. The Borrowers agree, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Sections 2.10, 2.12 and 9.04(b) (subject to the requirements and limitations therein, including the requirements under Section 2.12(f) (it being understood that the documentation required under Section 2.12(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Company's request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.17(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and currency and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other governmental authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.08    Designated Subsidiaries. (a) Designation. The Company may at any time, and from time to time (x) upon not less than 15 Business Days’ notice in the case of any Subsidiary other than a Pre-Closing Approved Designated Subsidiary and (y) in the case of a Pre-Closing Approved Designated Subsidiary to be designated after the Effective Date, notify the Agent that the Company intends to designate such Subsidiary as a “Designated Subsidiary” for purposes of one or more Facilities under this Agreement. On or after the date that is (x) 15 Business Days in the case of any Subsidiary other than a Pre-Closing Approved Designated Subsidiary and (y) in the case of a Pre-Closing Approved Designated Subsidiary to be designated after the Effective Date, one Business Day after such notice, upon delivery to the Agent and each Appropriate Lender of a Designation Agreement duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit E hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Appropriate Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.08(a), if the designation of such Designated Subsidiary obligates the Agent or any Appropriate Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Appropriate Lender, supply such documentation and other evidence as is reasonably requested by the Agent or such Appropriate Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.
If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any political subdivision thereof, any Lender may, with notice to the Agent and the Company, fulfill its Commitment by causing a branch or an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary.
Other than in respect of a Pre-Closing Approved Designated Subsidiary, as soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Designated Subsidiary, and in any event no later than ten Business Days after the delivery of such notice, each Appropriate Lender that may not legally lend to, establish credit for the account of or do any business whatsoever with such Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, either directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”), shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to make a Borrowing hereunder, either (A) replace or terminate the Commitments of such Protesting Lender in accordance with Section 2.17 or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.
(b)    Termination. Upon the payment in full of all Advances made to any Designated Subsidiary and performance in full of all other obligations of such Designated Subsidiary under this Agreement then, so long as at the time notice is given to such effect from the Agent to the Appropriate Lenders (which notice the Agent shall give promptly upon its receipt of a request therefor from the Company) no Notice of Borrowing in respect of such Designated Subsidiary is outstanding, (x) such Subsidiary’s status as a “Designated Subsidiary” shall immediately terminate and such Subsidiary shall cease to have the rights and obligations of a Borrower hereunder and (y) the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.
(c)    Borrower Agent. Each Designated Subsidiary hereby irrevocably appoints and authorizes the Company, and the Company hereby accepts such appointment and agrees that it may, but shall not be obligated to, act as agent for any Designated Subsidiary (in such capacity, the “Borrower Agent”) (a) to provide the Agent with all notices with respect to all Borrowings obtained for the benefit of the Borrowers and all other consents, notices and instructions under this Agreement, (b) to take such action on behalf of the Borrowers as the Borrower Agent deems appropriate on its behalf to obtain Borrowings and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement, (c) to act as its agent for notices required to be delivered under this Agreement or the other Loan Documents, it being understood and agreed that receipt by the Borrower Agent of any summons, notice or other similar item shall be deemed effective receipt by each of the Borrowers and the Subsidiaries of the Company and (d) to take such other actions as are expressly provided for in this Agreement and the other Loan Documents. The Agent and each of the Lenders hereby acknowledge and agree to such appointment of the Company as Borrower Agent hereunder.
Section 9.09    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 9.10    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 9.11    Consent to Jurisdiction; Waiver of Immunities. Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent or any Lender, or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction. Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(b)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law. Each Designated Subsidiary hereby agrees that service of process may be made upon the Company and each Designated Subsidiary hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. To the extent that any Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Agreement.
Section 9.12    Substitution of Currency. If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.
Section 9.13    Waiver of Trial by Jury. EACH BORROWER, THE BANKS, THE AGENT AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, OTHER LENDERS EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Borrowers, the Banks, the Agent and, by its acceptance of the benefits hereof, other Lenders each (i) acknowledges that this waiver is a material inducement for the Borrowers, the Lenders and the Agent to enter into a business relationship, that the Borrowers, the Lenders and the Agent have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
Section 9.14    Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in US Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase US Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into US Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency with US Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(c)    The obligation of any Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.
Section 9.15    Survival of Certain Provisions. All agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement and any increase in the Commitments under this Agreement. The Company’s obligations under Sections 2.10 and 9.04, and the Lender’s obligations under Section 8.05 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 9.16    Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 9.17    Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
Section 9.18    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the Act.
Section 9.19    Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, however, that, except in the case of disclosure to bank regulators or examiners in accordance with customary banking practices, if legally permitted, written notice of each instance in which Information is required or requested to be disclosed shall be furnished to the Company not less than 30 days prior to the expected date of such disclosure or, if 30 days’ notice is not practicable under the circumstances, as promptly as practicable under the circumstances, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.19, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this

Section or (y) becomes available to the Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 9.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.20    No Fiduciary Duty. Each Borrower acknowledges that the Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Lender Party act or be responsible as a fiduciary to any Borrower, its management, stockholders, creditors or any other person. Each Borrower and each Lender Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. Each Borrower also hereby acknowledges that no Lender Party has advised nor is advising such Borrower as to any legal, accounting, regulatory or tax matters, and that such Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.
COMPUTER SCIENCES CORPORATION, a Nevada corporation, as the Company
By_/s/ H.C. Charles Diao__________
Name: H.C. Charles Diao
Title: Vice President, Finance and Corporate Treasurer

Credit Agreement

CITIBANK, N.A.,
as Agent and a Lender
By_/s/ Shannon Sweeney________
Name: Shannon Sweeney
Title: Authorized Signatory

CITICORP INTERNATIONAL LIMITED (CIL HK),
as Tranche B Sub-Agent
By_/s/ Donny Lam______________
Name: Donny Lam
Title: Director
CITIBANK INTERNATIONAL PLC, LONDON BRANCH, as Swing Line Sub-Agent
By_/s/ A. Brody_________________
Name: A. Brody
Title: Vice President

Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender
By_/s/ Thuy Bui__________________
Name: Thuy Bui
Title:    Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender
By_/s/ Lillian Kim________________
Name: Lillian Kim
Title:     Director

JPMORGAN CHASE BANK, N.A.,
as a Lender
By_ /s/ John Kowalczuk___________
Name: John Kowalczuk
Title:    Executive Director
BARCLAYS BANK PLC,
as a Lender
By_/s/ Noam Azachi_______________
Name: Noam Azachi
Title:    Vice President

ROYAL BANK OF CANADA,
as a Lender
By_/s/ Mark Gronich______________
Name: Mark Gronich
Title:    Authorized Signatory
SUMITOMO MITSUI BANKING CORPORATION,
as a Lender
By_/s/ David W. Kee______________
Name: David W. Kee
Title:    Managing Director

Credit Agreement

THE BANK OF NOVA SCOTIA,
as a Lender
By_/s/ Christopher Usas___________
Name: Christopher Usas
Title:    Director

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender
By_/s/ Tyler J. McCarthy___________
Name: Tyler J. McCarthy
Title:    Director

WELLS FARGO BANK, N.A.,
as a Lender
By_/s/ Karen H. McClain____________
Name: Karen H. McClain
Title:    Managing Director
COMMERZBANK AG, NEW YORK BRANCH,
as a Lender
By_/s/ Diane Pockaj________________
Name: Diane Pockaj
Title:    Managing Director
By_/s/ Vanessa De La Ossa___________
Name: Vanessa De La Ossa
Title:    Associate

DANSKE BANK A/S,
as a Lender
By_/s/ Jorgen Linnet_______________
Name: Jorgen Linnet
Title:    Chief Loan Manager
By_/s/ Bjarne Madsen______________
Name: Bjarne Madsen
Title:    Senior Loan Manager

Credit Agreement

DBS BANK LTD.,
as a Lender
By_ /s/ James McWalters __________
Name: James McWalters
Title:    General Manager

GOLDMAN SACHS BANK USA,
as a Lender
By_/s/ Mark Walton_______________
Name: Mark Walton
Title:    Authorized Signatory

INTESA SANPAOLO S.P.A., New York Branch
as a Lender
By_/s/ Cristina Cignoli_____________
Name: Cristina Cignoli
Title:     VP & Relationship Manager
By_/s/ Sergio Maggioni_____________
Name: Sergio Maggioni
Title:     FVP

LLOYDS TSB BANK PLC,
as a Lender
By__/s/ Stephen Giacolone___________
Name: Stephen Giacolone
Title:    Assistant Vice President – G011
By__/s/ Dennis McClellan___________
Name: Dennis McClellan
Title:    Assistant Vice President – M040
PNC BANK, NATIONAL ASSOCIATION,
as a Lender
By_/s/ Bremmer Kneib______________
Name: Bremmer Kneib
Title:    Vice President

Credit Agreement

STANDARD CHARTERED BANK,
as a Lender
By_/s/ James P. Hughes___________
Name: James P. Hughes A23
Title:    Director
By_/s/ Robert K. Reddington_________
Name: Robert K. Reddington
Title:    Credit Documentation Manager
Credit Documentation Unit WB Legal     Americas

THE BANK OF NEW YORK MELLON,
as a Lender
By_/s/ Jeffrey Dears_______________
Name:    Jeffrey Dears
Title:    Vice President

U.S. BANK, NATIONAL ASSOCIATION,
as a Lender
By_/s/ Richard J. Ameny, Jr._________
Name: Richard J. Ameny, Jr.
Title:    Vice President

Section 1.01

Credit Agreement